                                               FILED PURSUANT TO RULE 424(B)(5)
                                                     REGISTRATION NO. 333-74432

   PROSPECTUS SUPPLEMENT
   (TO PROSPECTUS SUPPLEMENT DATED NOVEMBER 26, 2002 AND PROSPECTUS DATED
     MAY 13, 2002)


[IMPAC LOGO OMITTED]


                         IMPAC MORTGAGE HOLDINGS, INC.


                               1,100,000 SHARES
                                 COMMON STOCK

                               ----------------

     We are offering 1,100,000 shares of our common stock. Our common stock is traded on the American Stock Exchange under the symbol "IMH." The last reported sale price of our common stock on that exchange on December 9, 2002 was $11.92 per share.




                                                     PER SHARE         TOTAL
                                                    -----------   --------------
Public Offering Price ...........................     $ 11.70      $12,870,000
Underwriting Discounts and Commissions ..........        0.50          550,000
Proceeds, Before Expenses, to Us ................       11.20       12,320,000

     We have granted the underwriters a 30-day option to purchase up to an additional 165,000 shares of our common stock to cover over-allotments at the public offering price per share, less underwriting discounts and commissions.


     The underwriters expect to deliver the shares of our common stock to purchasers on or about December 13, 2002.

                               ----------------

     BEFORE BUYING ANY OF THESE SHARES OF OUR COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 2 OF THE ACCOMPANYING PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT OR PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                               ----------------

                                  UBS Warburg

                               ----------------


              This Prospectus Supplement is dated December 9, 2002.

You should rely on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus supplement and prospectus. We are offering to sell our common stock only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus supplement and prospectus is current only as of its date.


                               TABLE OF CONTENTS

                  Prospectus Supplement Dated December 9, 2002


Forward-Looking Information .......................................      ii
The Offering ......................................................      S-1
Use of Proceeds ...................................................      S-1
Price Range of Common Stock .......................................      S-1
Underwriting ......................................................      S-2


                 Prospectus Supplement dated November 26, 2002


Plan of Distribution .............................................       S-3


                                  Prospectus


About This Prospectus ....................................................    i
Where You Can Find More Information ......................................    ii
Cautionary Statement Concerning Forward-
 Looking Statements ......................................................   iii
Summary ..................................................................     1
Impac Mortgage Holdings, Inc. ............................................     1
Risk Factors. ............................................................     2
Use of Proceeds ..........................................................    16
Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined
 Fixed Charges and Preferred Stock Dividends .............................    16
Description of Securities ................................................    16
Description of Capital Stock .............................................    17
Description of Debt Securities ...........................................    24
Federal Income Tax Considerations ........................................    29
Plan of Distribution .....................................................    36
Legal Matters ............................................................    38
Experts ..................................................................    38

                          FORWARD-LOOKING INFORMATION


     This prospectus supplement and the accompanying prospectus supplement and prospectus contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate," "continue," or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, the ability to generate sufficient liquidity, including raising equity capital, the size and frequency of our securitizations and the amount of interest we earn on our mortgage loans, interest rate fluctuations on our assets that differ from those on our liabilities, changes in the difference between short-term and long-term interest rates, increase in prepayment rates on our mortgage assets, changes in assumptions regarding estimated loan losses or fair value amounts, the availability of financing and, if available, the terms of any financing, changes in origination and resale pricing of mortgage loans, growth in markets which the company serves, and changes in general market and economic conditions. For a discussion of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the accompanying prospectus and under "Business--Risk Factors" in our Annual Report on Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002. We do not undertake, and specifically disclaim any obligation, to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


     We encourage you to read this prospectus supplement and the accompanying prospectus, as well as the information that is incorporated by reference in this prospectus supplement and the accompanying prospectus supplement and prospectus, in their entireties. You should carefully consider the factors set forth under "Risk Factors" beginning on page 2 in the accompanying prospectus dated May 13, 2002 and in the other reports referred to above before making an investment decision to purchase shares of our common stock. Unless the context otherwise requires, references to "we," "us," or the "company" in this prospectus supplement mean Impac Mortgage Holdings, Inc. and its subsidiaries, IMH Assets Corp., Impac Warehouse Lending Group, Inc., Impac Multifamily Capital Corporation and its affiliate, Impac Funding Corporation (together with its wholly-owned subsidiaries Impac Secured Assets Corp. and Novelle Financial Services, Inc.). Unless otherwise indicated, the information in this prospectus supplement does not give effect to the exercise of the underwriters' over-allotment option.

                                  THE OFFERING

Common stock offered .......................................   1,100,000 shares (1)

Common stock to be outstanding after this offering .........   45,144,186 shares(1)(2)

American Stock Exchange Symbol .............................   IMH

Use of Proceeds ............................................   We are raising funds in this
                                                               offering primarily for general
                                                               corporate purposes.

Risk Factors ...............................................   Investing in our common stock
                                                               involves certain risks, which are
                                                               described under "Risk Factors"
                                                               in the accompanying prospectus
                                                               dated May 13, 2002 and the
                                                               periodic reports incorporated
                                                               herein by reference.

----------
(1) Excludes 165,000 shares of our common stock that we may issue and sell upon the exercise of the underwriter's over-allotment option.


(2)   Based on 44,044,186 shares outstanding as of December 9, 2002.
      Excludes 2,454,425 shares of common stock with a weighted average exercise price of $7.8756 per share that are reserved for issuance upon the exercise of options granted under the Impac Mortgage Holdings, Inc. stock option plans.


                                USE OF PROCEEDS


     Based on the public offering price of $11.70 per share, Impac Mortgage Holdings, Inc. will receive $12,310,000 in net proceeds from the sale of the shares of its common stock in this offering, or $14,158,000 if the underwriter's over-allotment option is exercised in full, after payment of its estimated expenses related to this offering and underwriting discounts and commissions.


     We intend to use the net proceeds from this offering for general corporate purposes.


                          PRICE RANGE OF COMMON STOCK


     The common stock of Impac Mortgage Holdings, Inc. is listed on the American Stock Exchange, or "AMEX," under the symbol "IMH." The following table summarizes the high and low sales prices for the common stock as reported by the AMEX for the periods indicated through December 9, 2002:




                                  2000                         2001                        2002
                        -------------------------   --------------------------   ------------------------
                               SALES PRICE                 SALES PRICE                 SALES PRICE
                        -------------------------   --------------------------   ------------------------
                            HIGH          LOW           HIGH           LOW          HIGH          LOW
                        -----------   -----------   ------------   -----------   ----------   -----------
1st Quarter .........    $   4.25      $   3.13      $    4.49      $   2.85      $  9.55      $   7.80
2nd Quarter .........        4.38          3.06           7.25          3.89        13.48          8.85
3rd Quarter .........        4.19          2.38           8.15          5.76        13.10          8.16
4th Quarter .........        3.20          1.83           9.35          6.85        11.95          9.08

     On December 9, 2002, the last reported sale price of the common stock on the AMEX was $11.92 per share. As of December 9, 2002, there were 473 holders of record (including holders who are nominees for an undetermined number of beneficial owners) of the common stock.

                                 UNDERWRITING


     We and the underwriter named below have entered into a terms agreement pursuant to the Amended and Restated Equity Distribution Agreement, dated November 26, 2002 concerning the shares of common stock being offered. Subject to certain conditions, the underwriter has agreed to purchase the number of shares of common stock indicated next to its name in the following table.
The underwriter is obligated to purchase all of the shares of common stock, other than those covered by the over-allotment option described below.



UNDERWRITER                                                    NUMBER OF SHARES
-----------                                                    ----------------
   UBS Warburg LLC .......... ..............................      1,100,000
                                                                  ---------
    Total ................... ..............................      1,100,000
                                                                  =========

     If the underwriter sells more shares of common stock than the total number set forth in the table above, the underwriter has a 30-day option to buy up to an additional 165,000 shares of common stock from us, at the public offering price set forth on the cover of this prospectus supplement less the underwriting discounts and commissions set forth on the cover of this prospectus supplement, to cover these sales.

     We estimate that the total expenses of this offering payable by us, excluding underwriting discounts and commissions, will be approximately $10,000.

      Shares of common stock sold by the underwriter to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares of common stock sold by the underwriter to securities dealers may be sold at a discount of up to $0.18 per share from the public offering price. Any of the securities dealers may resell any shares of common stock purchased from the underwriter to other brokers or dealers at a discount of up to $0.10 per share from the public offering price. If all of the shares of common stock are not sold at the public offering price, the underwriter may change the offering price and the other selling terms.


     In connection with this offering, the underwriter may purchase and sell shares of our common stock in the open market. These transactions may include stabilizing transactions, short sales and purchases to cover positions created by short sales. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Short sales involve the sale by the underwriter of a greater number of shares of common stock than it is required to purchase in this offering. Short sales may be either "covered short sales" or "naked short sales." Covered short sales are sales made in an amount not greater than the underwriter's over-allotment option to purchase additional shares in this offering. The underwriter may close out any covered short position by either exercising its over-allotment option or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out the covered short position, the underwriter will consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the price at which it may purchase shares of common stock through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriter is concerned there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase shares in this offering.


     These activities by the underwriter may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time. These transactions may be effected on the American Stock Exchange or otherwise.

     The underwriter is not obligated to conduct market-making activities in our common stock and any such activities may be discontinued at any time without notice, at the sole discretion of the underwriter. We have agreed to indemnify the underwriter against some liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriter may be required to make in respect thereof.


     The underwriter has from time to time in the past provided, and may from time to time in the future provide, investment banking and general financing services to us for which they have in the past received, and may in the future receive, customary fees. In addition, we have a secured repurchase facility with the underwriter that we use in our warehouse lending operations.

                                                FILED PURSUANT TO RULE 424(B)(5)
                                                      REGISTRATION NO. 333-74432


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 13, 2002)

                                 [COMPANY LOGO]

                          IMPAC MORTGAGE HOLDINGS, INC.

                                1,743,386 SHARES
                                  COMMON STOCK

                                 ---------------

     We have entered into an equity distribution agreement with UBS Warburg LLC relating to shares of our common stock, par value $0.01 per share, offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the equity distribution agreement, we may offer and sell up to 1,743,386 shares of our common stock from time to time through UBS Warburg LLC as our sales agent or to UBS Warburg LLC as principal. Sales of the shares of common stock, if any, may be made by means of ordinary brokers' transactions on the American Stock Exchange at market prices, in privately negotiated transactions, in block transactions or otherwise. Our common stock is listed on the American Stock Exchange under the symbol "IMH." On November 26 , 2002, the last reported sales price of our common stock on the American Stock Exchange was $ 11.41 per share.

     UBS Warburg LLC will receive from us a commission of 3.00% based on the gross sales price per share for any shares sold through it as agent under the equity distribution agreement. Any underwriting discount and commissions with respect to any transaction in which UBS Warburg LLC purchases shares as principal will be set forth in the applicable prospectus supplement.

                                 ---------------

     BEFORE BUYING ANY OF THESE SHARES OF OUR COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 2 OF THE ACCOMPANYING PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

                                   UBS Warburg

                                 ---------------

             This Prospectus Supplement is dated November 26, 2002.

     You should rely on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and UBS Warburg LLC has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and UBS Warburg LLC is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus supplement and the accompanying prospectus is current as of the date such information is presented. Our business, financial condition, results of operations and prospects may have changed since such dates.

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT
Plan of Distribution ....................................................   S-3

PROSPECTUS
About This Prospectus ...................................................     i
Where You Can Find More Information .....................................    ii
Cautionary Statement Concerning Forward-Looking Statements ..............   iii
Summary .................................................................     1
Impac Mortgage Holdings, Inc. ...........................................     1
Risk Factors ............................................................     2
Use of Proceeds .........................................................    16
Ratio of Earnings to Fixed Charges and Ratio of Earnings to
  Combined Fixed Charges and Preferred Stock Dividends ..................    16
Description of Securities ...............................................    16
Description of Capital Stock ............................................    17
Description of Debt Securities ..........................................    24
Federal Income Tax Considerations .......................................    29
Plan of Distribution ....................................................    36
Legal Matters ...........................................................    38
Experts .................................................................    38

                              PLAN OF DISTRIBUTION

     We have entered into an equity distribution agreement with UBS Warburg LLC under which we may issue and sell up to 1,743,386 shares of our common stock from time to time through UBS Warburg LLC as our sales agent. Sales of the shares of common stock, if any, may be made by means of ordinary brokers' transactions on the American Stock Exchange at market prices, in privately negotiated transactions, in block transactions in which UBS Warburg LLC may sell all or a portion of the shares or otherwise.

     We may also sell shares to UBS Warburg LLC as principal for its own account at a price agreed upon at the time of sale. The shares may be resold by UBS Warburg LLC to purchasers at a fixed public offering price or at prevailing prices, or at a related price, as determined by UBS Warburg LLC. UBS Warburg LLC may sell shares purchased from us as principal to other dealers for resale to investors and other purchasers and may provide any portion of the discount received in connection with its purchase from us to other dealers. After the initial offering of the shares, the public offering price and the other selling terms may be varied.

     UBS Warburg LLC, as agent, will offer the shares of common stock on a daily basis or as otherwise agreed upon by us and UBS Warburg LLC. We will designate the maximum amount of shares of common stock to be sold through UBS Warburg LLC on a daily or otherwise as we and UBS Warburg LLC agree. Subject to the terms and conditions of the equity distribution agreement, UBS Warburg LLC will use its reasonable efforts to sell on our behalf all of the designated shares of common stock. We may instruct UBS Warburg LLC not to sell shares of common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We or UBS Warburg LLC may suspend the offering of shares of common stock upon proper notice.

     UBS Warburg LLC will provide written confirmation to us following the close of trading on the American Stock Exchange each day in which shares of common stock are sold by it, as agent, under the equity distribution agreement. Each confirmation will include the number of shares sold on that day, the net proceeds to us and the compensation payable by us to UBS Warburg LLC.

     UBS Warburg LLC will receive from us a commission equal to 3.00% of the gross sales price of any such shares sold, through it as agent, as set forth in the equity distribution agreement. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of the shares. The underwriting discount and commissions with respect to any transaction in which UBS Warburg LLC purchases shares as principal will be set forth in the applicable prospectus supplement.

     Settlement for sales of common stock will occur on the third business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

     We will deliver to the American Stock Exchange copies of this prospectus supplement pursuant to the rules of the exchange. We will report at least quarterly the number of shares of common stock sold through UBS Warburg LLC, as agent, in at-the-market offerings, the net proceeds to us and the compensation paid by us to UBS Warburg LLC in connection with such sales of common stock.

     In connection with an offering of shares of common stock at a fixed price either through UBS Warburg LLC as agent or to UBS Warburg LLC as principal, UBS Warburg LLC may purchase and sell shares of our common stock in the open market. These transactions may include stabilizing transactions, short sales and purchases to cover positions created by short sales. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while the offering is in progress. Short sales involve the sale by UBS Warburg LLC of a greater number of shares of common stock than it may be required to purchase in the offering. Short sales may be either "covered short sales" or "naked short sales." Covered short sales are sales made in an amount not greater than the over-allotment option to purchase additional shares in the offering. UBS Warburg LLC may close out any covered short position by either exercising its over-allotment option, if any, or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out the covered short position, UBS Warburg LLC will consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the price at which it may purchase shares of common stock through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. UBS Warburg LLC must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if UBS Warburg LLC is concerned there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase shares from UBS Warburg LLC.

     UBS Warburg LLC also may impose a penalty bid. This occurs when particular underwriters, if any, repay to UBS Warburg LLC a portion of the underwriting discount received by them because UBS Warburg LLC has repurchased shares of common stock sold by, or for the account of, them in stabilizing or short covering transactions.

     These activities by UBS Warburg LLC may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by UBS Warburg LLC at any time. These transactions may be effected on the American Stock Exchange or otherwise.

     In connection with the sale of the common stock hereunder, UBS Warburg LLC may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, and the compensation paid to UBS Warburg LLC may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to UBS Warburg LLC against certain civil liabilities, including liabilities under the Securities Act. UBS Warburg LLC may engage in transactions with, or perform other services for, us in the ordinary course of business.

     If UBS Warburg LLC or our company has reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Securities Exchange Act of 1934 are not satisfied, that party will promptly notify the other and sales of common stock under the equity distribution agreement and any terms agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of UBS Warburg LLC and our company.

     The offering of common stock pursuant to the equity distribution agreement will terminate upon the earlier of (i) the sale of all shares of common stock subject to the equity distribution agreement, and (ii) the termination of the equity distribution agreement by either UBS Warburg LLC or our company.

PROSPECTUS

                                  $300,000,000

                          IMPAC MORTGAGE HOLDINGS, INC.

                         COMMON STOCK, PREFERRED STOCK,
                          DEBT SECURITIES AND WARRANTS

                               ------------------

Impac Mortgage Holdings, Inc. may sell to the public:

     o   common stock

     o   preferred stock

     o   debt securities

     o   warrants to purchase common stock

     o   warrants to purchase preferred stock

     Unless the context otherwise requires, the terms "Company," "we," "us," and "our" in this prospectus refer to Impac Mortgage Holdings, Inc., a Maryland corporation, and its subsidiaries, IMH Assets Corp. and Impac Warehouse Lending Group, Inc. and its affiliate, Impac Funding Corporation (together with its wholly-owned subsidiaries Impac Secured Assets Corp. and Novelle Financial Services, Inc.). Unless the context otherwise indicates, "common stock" refers to the common stock, par value $0.01 per share, of Impac Mortgage Holdings, Inc. and the associated preferred stock purchase rights issued under our rights agreement, as amended, dated October 7, 1998.

     We will provide specific terms of each issuance of these securities in supplements to this prospectus. We urge you to read this prospectus and any accompanying prospectus supplement, which will describe the specific terms of the common stock, the preferred stock, the debt securities and the warrants, carefully before you make your investment decision.

     Our company may sell these securities to or through underwriters, dealers or agents, or we may sell the securities directly to investors on our own behalf.

     Our common stock is listed on the American Stock Exchange under the symbol "IMH."

    AN INVESTMENT IN THE SECURITIES BEING OFFERED INVOLVES SIGNIFICANT RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 2.

     This prospectus may not be used to consummate sales of these securities unless it is accompanied by a prospectus supplement.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this prospectus is May 13, 2002

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

About This Prospectus ...................................................    i
Where You Can Find More Information .....................................   ii
Cautionary Statement Concerning Forward-Looking Statements ..............  iii
Summary .................................................................    1
Impac Mortgage Holdings, Inc. ...........................................    1
Risk Factors ............................................................    2
Use of Proceeds .........................................................   16
Ratio of Earnings to Fixed Charges and Ratio of Earnings to
  Combined Fixed Charges and Preferred Stock Dividends ..................   16
Description of Securities ...............................................   16
Description of Capital Stock ............................................   17
Description of Debt Securities ..........................................   24
Federal Income Tax Considerations .......................................   29
Plan of Distribution ....................................................   36
Legal Matters ...........................................................   38
Experts .................................................................   38


                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one of more offerings up to a total dollar amount of proceeds of $300,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include a discussion of any risk factors or other specific considerations applicable to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

     The registration statement containing this prospectus, including the exhibits to the registration statement provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices mentioned under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information concerning us can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information from issuers, including us, that file such documents electronically with the SEC. Our common stock is listed and traded on the American Stock Exchange. These reports, proxy statements and other information are also available for inspection at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     This prospectus is part of a registration statement we filed with the SEC. The full registration statement can be obtained from the SEC as indicated above, or directly from us, as indicated below.

     The SEC allows us to "incorporate by reference" the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC (File No. 1-14100) under the Securities Exchange Act of 1934 (the "Exchange Act"), and these documents are incorporated herein by reference:

     o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 as filed on April 1, 2002;

     o   Our definitive Proxy Statement filed on April 30, 2002;

     o Our Current Reports on Form 8-K filed on January 29, 2002 and February 8, 2002;

     o The description of our common stock contained in our registration statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description; and

     o The description of our preferred share purchase rights in our registration statement Form 8-A, including all amendments and reports filed for the purpose of updating such description.

     We incorporate by reference the documents listed above and any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished by us but not filed with the SEC pursuant to Item 9 of Form 8-K.

     Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes the statement. Each statement about the contents of any contracts or other document is qualified in all material respects by reference to such contract or other document. Any statement that is so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference to this prospectus. You may direct your requests to Investor Relations, Impac Mortgage Holdings, Inc., 1401 Dove Street, Suite 100, Newport Beach, CA 92660, or by calling (949) 475-3600.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This prospectus and any accompanying prospectus supplements contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as may, will, believe, expect, anticipate, continue or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, adverse economic conditions, changes in interest rates, changes in yield curves, changes in prepayment rates, the availability of financing and, if available, the terms of any financing. For a discussion of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in this prospectus and any accompanying supplements and under "Business-Risk Factors" in our Annual Report on Form 10-K, as amended. We do not undertake, and specifically disclaim any obligation, to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

     We encourage you to read this prospectus and any accompanying prospectus supplements, as well as the information that is incorporated by reference in this prospectus and any accompanying prospectus supplements, in their entireties. You should carefully consider the factors set forth under "Risk Factors" beginning on page 2 of this prospectus before making an investment decision to purchase our securities.

                                     SUMMARY

     You should read the following summary together with the more detailed information regarding our company and the securities we may offer in this prospectus, and our consolidated financial statements and related notes included or incorporated by reference in this prospectus.

                          IMPAC MORTGAGE HOLDINGS, INC.

     Our company, Impac Mortgage Holdings, Inc., is a mortgage real estate investment trust, or "REIT." Together with our subsidiaries and affiliate, Impac Funding Corporation, we are a nationwide acquirer and originator of non-conforming Alt-A mortgage loans. "Alt-A" mortgage loans consist primarily of mortgage loans that are first lien mortgage loans made to borrowers whose credit is generally within typical Fannie Mae or Freddie Mac guidelines, but that have loan characteristics that make them non-conforming under those guidelines. For instance, the loans may have higher loan-to-value, or "LTV," ratios than allowable or may have excluded certain documentation or verifications. Therefore, in making our credit decisions, we are more reliant upon the borrower's credit scores and the adequacy of the underlying collateral. We also provide warehouse and repurchase financing to originators of mortgage loans. Our goal is to generate consistent reliable income for distribution to our stockholders, primarily from the earnings of our core businesses.

     We operate three core businesses: our long-term investment operations, our mortgage operations, and our warehouse lending operations.

     Our long-term investment operations invests primarily in non-conforming Alt-A mortgage loans. This business generates income based on the excess of the interest it earns on its investment portfolio and the expense associated with its borrowings against its investment portfolio. Our investment in non-conforming Alt-A mortgage loans is financed with collateralized mortgage obligations, or "CMO," borrowings and proceeds from the sale of capital stock. Our mortgage operations acquires, originates, sells and securitizes primarily non-conforming Alt-A mortgage loans. Our mortgage operations generates income by securitizing and selling loans to permanent investors, including our long-term investment operations. Our mortgage operations primarily uses warehouse lines of credit to finance the acquisition and origination of mortgage loans. Our warehouse operations provides short-term financing to mortgage loan originators by funding mortgage loans from their closing date until they are sold to pre-approved investors, including our long-term investment operations. Our warehouse lending operations earns fees, as well as a spread, from the difference between its cost of borrowings and the interest earned on advances against the loans prior to their sale. Generally, we seek to acquire the non-conforming Alt-A mortgage loans funded with facilities provided by our warehouse lending operations, which provides synergies with our long-term investment operations and mortgage operations.

     Our principal executive offices are located at 1401 Dove Street, Newport Beach, California 92660. Our telephone number is (949) 475-3600.


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

                                  RISK FACTORS

A PROLONGED ECONOMIC DOWNTURN OR RECESSION WOULD LIKELY RESULT IN A REDUCTION OF OUR MORTGAGE ORIGINATION ACTIVITY WHICH WOULD ADVERSELY AFFECT OUR FINANCIAL RESULTS

     Although we have not operated during a period of prolonged general economic downturn or a recession, these events have historically resulted in a reduction in mortgage origination activity and an increase in the rate of mortgage defaults. An economic downturn or a recession may have a significant adverse impact on our operations and our financial condition. For example, a reduction in new mortgages will adversely affect our ability to expand our mortgage portfolio, our principal means of increasing our earnings. In addition, a decline in new mortgage activity will likely result in reduced activity for our warehouse lending operations and our long-term investment operations. In the case of our mortgage operations, a decline in mortgage activity may result in fewer loans that meet its criteria for purchase and securitization, thus resulting in a reduction in interest income and fees and gain on sale of loans. We may also experience larger than previously reported losses on our investment portfolio due to a higher level of defaults on our mortgage loans.

IF WE ARE UNABLE TO GENERATE SUFFICIENT LIQUIDITY WE WILL BE UNABLE TO CONDUCT OUR OPERATIONS AS PLANNED

     If we cannot generate sufficient liquidity, we will be unable to continue to grow our operations, grow our asset base, maintain our current hedging policy and pay dividends. We have traditionally derived our liquidity from four primary sources:

     o financing facilities provided to us by others to acquire or originate mortgage assets;

     o whole loan sales and securitizations of acquired or originated mortgage loans;

     o   our issuance of equity and debt securities; and

     o   earnings from operations.

     We cannot assure you that any of these alternatives will be available to us, or if available, that we will be able to negotiate favorable terms. Our ability to meet our long-term liquidity requirements is subject to the renewal of our credit and repurchase facilities and/or obtaining other sources of financing, including additional debt or equity from time to time. Any decision by our lenders and/or investors to make additional funds available to us in the future will depend upon a number of factors, such as our compliance with the terms of our existing credit arrangements, our financial performance, industry and market trends in our various businesses, the lenders' and/or investors' own resources and policies concerning loans and investments, and the relative attractiveness of alternative investment or lending opportunities. If we cannot raise cash by selling debt or equity securities, we may be forced to sell our assets at unfavorable prices or discontinue various business activities. Our inability to access the capital markets could have a negative impact on our earnings and hence, our ability to pay dividends.

ANY SIGNIFICANT MARGIN CALLS UNDER OUR FINANCING FACILITIES WOULD ADVERSELY AFFECT OUR LIQUIDITY AND MAY ADVERSELY AFFECT OUR FINANCIAL RESULTS

     Prior to the fourth quarter of 1998, we generally had no difficulty in obtaining favorable financing facilities or in selling acquired mortgage loans. However, during the fourth quarter of 1998, the mortgage industry experienced substantial turmoil as a result of a lack of liquidity in the secondary markets. At that time, investors expressed unwillingness to purchase interests in securitizations due, in part, to:

     o   the lack of financing to acquire these securitization interests;

     o the widening of returns expected by institutional investors on securitization interests over the prevailing Treasury rate; and

     o   market uncertainty.

     As a result, many mortgage loan originators, including our company, were unable to access the securitization market on favorable terms. This resulted in some companies declaring bankruptcy. Originators, like our company, were required to sell loans on a whole loan basis and liquidate holdings of mortgage-backed securities to repay short-term borrowings. However, the large amount of loans available for sale on a whole loan basis affected the pricing offered for these loans, which in turn reduced the value of the collateral underlying the financing facilities. Therefore, many providers of financing facilities initiated margin calls. Margin calls resulted when our lenders evaluated the market value of the collateral securing our financing facilities and required us to provide them with additional equity or collateral to secure our borrowings.

     Our financing facilities were short-term borrowings and due to the turmoil in the mortgage industry during the latter part of 1998 many traditional providers of financing facilities were unwilling to provide facilities on favorable terms, or at all. Our current financing facilities continue to be short-term borrowings and we expect this to continue. If we cannot renew or replace maturing borrowings, we may have to sell, on a whole loan basis, the loans securing these facilities which, depending upon market conditions, may result in substantial losses.

WE INCURRED LOSSES FOR FISCAL YEARS 1997, 1998 AND 2000 AND MAY INCUR LOSSES IN THE FUTURE

     During the year ended December 31, 2000, we experienced a net loss of $54.2 million. The net loss incurred during 2000 included non-cash accounting charges of $68.9 million. The non-cash accounting charges were the result of write-downs of non-performing investment securities secured by mortgages and additional increases in allowance for loan losses to provide for the deteriorating performance of collateral supporting specific investment securities. During the year ended December 31, 1998, we experienced a net loss of $5.9 million. During the year ended December 31, 1997, we experienced a net loss of $16.0 million. The net loss incurred during 1997 included a non-cash accounting charge of $44.4 million that was the result of expenses related to the termination and buyout of our management agreement with Imperial Credit Advisors, Inc. We cannot be certain that revenues will remain at current levels or improve or that we will be profitable in the future, which could prevent us from effectuating our business strategy.

IF WE ARE UNABLE TO COMPLETE SECURITIZATIONS, WE WOULD FACE A LIQUIDITY SHORTAGE WHICH WOULD ADVERSELY AFFECT OUR OPERATING RESULTS

     We rely significantly upon securitizations to generate cash proceeds to repay borrowings and to create credit availability. Any reduction in our ability to complete securitizations may require us to utilize other sources of financing, which, if available at all, may be on unfavorable terms. In addition, delays in closing securitizations of our mortgage loans increase our risk by exposing our company to credit and interest rate risks for this extended period of time. Furthermore, gains on sales from our securitizations represent a significant portion of our earnings. Several factors could affect our ability to complete securitizations of our mortgages, including:

     o   conditions in the securities and secondary markets;

     o credit quality of the mortgage loans acquired or originated through our mortgage operations;

     o   volume of our mortgage loan acquisitions and originations;

     o   our ability to obtain credit enhancements; and

     o   lack of investors purchasing higher risk components of the securities.

     If we are unable to profitably securitize a significant number of our mortgage loans in a particular financial reporting period, then we could experience lower income or a loss for that period. As a result of turmoil in the securitization market during the latter part of 1998, many mortgage lenders, including our company, were required to sell mortgage loans on a whole loan basis under adverse market conditions in order to generate liquidity. Many of these sales were made at prices lower than our carrying value of the mortgage loans and we experienced substantial losses. We cannot assure you that we will be able to continue to profitably securitize or sell our loans on a whole loan basis, or at all.

     The market for first loss risk securities, which are securities that take the first loss when mortgages are not paid by the borrowers, is generally limited. In connection with our REMIC securitizations, we endeavor to sell all securities subjecting us to a first loss risk. If we cannot sell these securities, we may be required to hold them for an extended period, subjecting us to a first loss risk.

OUR BORROWINGS AND USE OF SUBSTANTIAL LEVERAGE MAY CAUSE LOSSES

  Our use of collateralized mortgage obligations may expose our operations to credit losses

     To grow our investment portfolio, we borrow a substantial portion of the market value of substantially all of our investments in mortgage loans in the form of CMOs. Historically, we have borrowed approximately 98% of the market value of such investments. There are no limitations on the amount we may borrow, other than the aggregate value of the underlying mortgage loans. We currently use CMOs as financing vehicles to increase our leverage, since mortgage loans held for CMO collateral are retained for investment rather than sold in a secondary market transaction. Retaining mortgage loans as collateral for CMOs exposes our operations to greater credit losses than does the use of other securitization techniques that are treated as sales because as the equity holder in the security, we are allocated losses from the liquidation of defaulted loans first prior to any other security holder. Although our liability under a collateralized mortgage obligation is limited to the collateral used to create the collateralized mortgage obligation, we generally are required to make a cash equity investment to fund collateral in excess of the amount of the securities issued in order to obtain the appropriate credit ratings for the securities being sold, and therefore obtain the lowest interest rate available, on the CMOs. If we experience greater credit losses than expected on the pool of loans subject to the CMO, the value of our equity investment will decrease and we would have to increase the allowance for loan losses on our financial statements.

  The cost of our borrowings may exceed the return on our assets

     The cost of borrowings under our financing facilities corresponds to a referenced interest rate plus or minus a margin. The margin varies depending on factors such as the nature and liquidity of the underlying collateral and the availability of financing in the market. We will experience net interest losses if the returns on our assets financed with borrowed funds fail to cover the cost of our borrowings, and we did not implement any applicable financial hedges.

  If we default under our financing facilities, we may be forced to liquidate the collateral at prices less than the amount borrowed

     If we default under our financing facilities, our lenders could force us to liquidate the collateral. If the value of the collateral is less than the amount borrowed, we could be required to pay the difference in cash. If we were to declare bankruptcy, some of our reverse repurchase agreements may obtain special treatment and our creditors would then be allowed to liquidate the collateral without any delay. On the other hand, if a lender with whom we have a reverse repurchase agreement declares bankruptcy, we might experience difficulty repurchasing our collateral, or enforcing our claim for damages, and it is possible that our claim could be repudiated and we could be treated as an unsecured creditor. If this occurs, our claims would be subject to significant delay and we may receive substantially less than our actual damages or nothing at all.

  If we are forced to liquidate we may have few unpledged assets for distribution to unsecured creditors

     We have pledged a substantial portion of our assets to secure the repayment of CMOs issued in securitizations, our financing facilities and our other borrowings. We will also pledge substantially all of our current and future mortgage loans to secure borrowings pending their securitization or sale. The cash flows we receive from our investments that have not yet been distributed, pledged or used to acquire mortgage loans or other investments may be the only unpledged assets available to our unsecured creditors and you if our company was liquidated.

INTEREST RATE FLUCTUATIONS MAY ADVERSELY AFFECT OUR OPERATING RESULTS

     Our operations, as a portfolio manager, a mortgage loan acquirer and originator or a warehouse lender, may be adversely affected by rising and falling interest rates. Higher interest rates may discourage potential borrowers from refinancing mortgages, borrowing to purchase homes or seeking second mortgages. This may decrease the amount of mortgages available to be acquired or originated by our mortgage operations and decrease the demand for warehouse financing provided by our warehouse lending operations. If short-term interest rates exceed long-term interest rates, there is a higher risk of increased loan prepayments, as borrowers may seek to refinance their fixed and adjustable rate mortgage loans at lower long-term fixed interest rates. Increased loan prepayments could lead to a reduction in the number of loans in our investment portfolio and reduce our net interest income.

     We are subject to the risk of rising mortgage interest rates between the time we commit to purchase mortgages at a fixed price through the issuance of individual, bulk or other rate-locks and the time we sell or securitize those mortgages. An increase in interest rates will generally result in a decrease in the market value of mortgages that we have committed to purchase at a fixed price, but have not been sold or securitized or have not been properly hedged. As a result, we may record a smaller gain, or even a loss, upon the sale or securitization of those mortgage loans.

WE MAY EXPERIENCE LOSSES IF OUR LIABILITIES RE-PRICE AT DIFFERENT RATES THAN OUR ASSETS

     Our principal source of revenue is net interest income or net interest spread from our investment portfolio, which is the difference between the interest we earn on our interest earning assets and the interest we pay on our interest bearing liabilities. The rates we pay on our borrowings are independent of the rates we earn on our assets and may be subject to more frequent periodic rate adjustments. Therefore, we could experience a decrease in net interest income or a net interest loss because the interest rates on our borrowings could increase faster than the interest rates on our assets. If our net interest spread becomes negative, we will be paying more interest on our borrowings than we will be earning on our assets and we will be exposed to a risk of loss.

     Additionally, the rates paid on our borrowings and the rates received on our assets may be based upon different indices. If the index used to determine the rate on our borrowings, typically one-month LIBOR, increases faster than the indices used to determine the rates on our assets, such as six-month LIBOR, one-year CMT, or the prime rate, we will experience a declining net interest spread, which will have a negative effect on our profitability, and may result in losses.

AN INCREASE IN OUR ADJUSTABLE INTEREST RATE BORROWINGS MAY DECREASE THE NET INTEREST MARGIN ON OUR ADJUSTABLE RATE MORTGAGES

     As of December 31, 2001, approximately 67% of the mortgages held by our long-term investment operations were hybrid adjustable rate mortgages, or ARMs. These are mortgages with fixed interest rates for an initial period of time, after which they begin bearing interest based upon short-term interest rate indices. We generally fund mortgages with adjustable interest rate borrowings having interest rates that are indexed to short-term interest rates and adjust periodically at various intervals. To the extent that there is an increase in the interest rate index used to determine our adjustable interest rate borrowings and that increase is not offset by a corresponding increase in the rates at which interest accrues on our assets or by various interest rate hedges that we have in place at any given time, our net interest margin will decrease or become negative. As of December 31, 2001, hybrid ARMs in our long-term investment portfolio had a weighted average months to interest rate adjustment of 15 months.

  We may suffer a net interest loss on our adjustable rate mortgages that have interest rate caps if the interest rates on our related borrowings increase

     Adjustable rate mortgages typically have interest rate caps, which limit interest rates charged to the borrower during any given period. Our borrowings are not subject to similar restrictions. As a result, in a period of rapidly increasing interest rates, the interest rates we pay on our borrowings could increase without limitation, while the interest rates we earn on our adjustable rate mortgage assets would be capped. If this occurs, our net interest spread could be significantly reduced or we could suffer a net interest loss.

INCREASED LEVELS OF PREPAYMENTS OF OUR ADJUSTABLE RATE MORTGAGE LOANS MAY ACCELERATE OUR EXPENSES AND DECREASE OUR NET INCOME

     Mortgage prepayments generally increase on our adjustable rate mortgages when fixed mortgage interest rates fall below the then-current interest rates on outstanding adjustable rate mortgage loans. Prepayments on mortgage loans are also affected by the terms and credit grades of the loans, conditions in the housing and financial markets and general economic conditions. Most of the adjustable rate mortgages that we acquire are originated within three months of the time we purchased the mortgages and generally bear initial interest rates that are lower than their fully-indexed amount (the applicable index plus the margin). If we acquire these mortgages at a premium and they are prepaid prior to or soon after the time of adjustment to a fully-indexed rate without payment of any prepay penalty, we would not have received interest at the fully-indexed rate during such period and we must expense the unamortized premium that was paid for the loan at the time of the prepayment. This means we would lose the opportunity to earn interest at that rate over the expected life of the mortgage. Also, if prepayments on our adjustable rate mortgage loans increase when interest rates are declining, our net interest income may decrease if we cannot reinvest the prepayments in mortgage assets bearing comparable rates. Prepayments on fixed rate mortgages will also decrease our net interest income when interest rates are declining. As of December 31, 2001, 54% of mortgage loans held by our long-term investment operations had prepayment penalty features.

     We generally acquire mortgages on a servicing released basis, meaning we acquire both the mortgages and the rights to service them. This strategy requires us to pay a higher purchase price or premium for the mortgages. If the mortgage loans that we acquire at a premium prepay faster than originally projected, generally accepted accounting principles require us to write down the remaining capitalized premium amounts at a faster speed than was originally projected, which would decrease our current net interest income.

THE VALUE OF OUR PORTFOLIO OF MORTGAGE-BACKED SECURITIES MAY BE ADVERSELY AFFECTED BY UNFORESEEN EVENTS

  Our prior investments in residual interest and subordinated debt investments exposed us to greater risks as compared to those associated with senior mortgage-backed securities

     Prior to 1998, we invested in mortgage-backed securities known as interest-only, principal-only, residual interest or other subordinated securities. Investments in residual interest and subordinated securities are much riskier than investments in senior mortgage-backed securities because these subordinated securities bear all credit losses prior to the related senior securities. The risk associated with holding residual interest and subordinated securities is greater than that associated with holding the underlying mortgage loans directly due to the concentration of losses attributed to the subordinated securities.

  If the projected value of our portfolio of residual interest and subordinated debt instruments is incorrect we would have to write down the value of these securities

     We estimate future cash flows from these securities and value them utilizing assumptions based in part on projected discount rates, mortgage loan prepayments and credit losses. If our actual experience differs from our assumptions, we would be required to reduce the value of these securities. The market for our asset-backed securities is extremely limited and we cannot assure you that we could sell these securities at their reported value, or at any value or that we could recoup our initial investment.

     In addition, we may not obtain our anticipated yield or we may incur losses if the credit support available within certain mortgage-backed securities is inadequate due to unanticipated levels of losses, or due to difficulties experienced by the credit support provider. Delays or difficulties encountered in servicing the mortgages in mortgage-backed securities may cause greater losses and, therefore, greater resort to credit support than was originally anticipated, and may cause a rating agency to downgrade certain classes of our mortgage-backed securities, which might then equate to a reduction of the value of the security.

WE UNDERTAKE ADDITIONAL RISKS BY ACQUIRING AND INVESTING IN MORTGAGE LOANS

  We may be subject to losses on mortgage loans for which we do not obtain credit enhancements

     We do not obtain credit enhancements such as mortgage pool or special hazard insurance for all of our mortgage loans and investments. Generally, we require mortgage insurance on any loan with a loan-to-value ratio greater than 80%. During the time we hold mortgage loans for investment, we are subject to risks of borrower defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance. If a borrower defaults on a mortgage loan that we hold, we bear the risk of loss of principal to the extent there is any deficiency between the value of the related mortgaged property and the amount owing on the mortgage loan and any insurance proceeds available to us through the mortgage insurer. In addition, since defaulted mortgage loans, which under our financing arrangements are mortgage loans that are generally 60 to 90 days delinquent in payments, may be considered ineligible collateral under our borrowing arrangements, we could bear the risk of being required to own these loans without the use of borrowed funds until they are ultimately liquidated or possibly sold at a loss.

  Non-conforming Alt-A mortgage loans expose us to greater credit risks

     We are an acquirer and originator of non-conforming Alt-A residential mortgage loans. These are residential mortgages that do not qualify for purchase by government sponsored agencies such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. Our operations may be negatively affected due to our investments in non-conforming Alt-A mortgage loans. Credit risks associated with non-conforming Alt-A mortgage loans are greater than those associated with conforming mortgage loans. The interest rates we charge on non-conforming Alt-A loans are often higher than those charged for conforming loans in order to compensate for the higher risk and lower liquidity. Lower levels of liquidity may cause us to hold loans or other mortgage-related assets supported by these loans that we otherwise would not hold. By doing this, we assume the potential risk of increased delinquency rates and/or credit losses as well as interest rate risk. Additionally, the combination of different underwriting criteria and higher rates of interest leads to greater risk, including higher prepayment rates and higher delinquency rates and/or credit losses.

  Lending to non-conforming Alt-A borrowers may expose us to a higher risk of delinquencies, foreclosures and losses

     As a lender of non-conforming Alt-A mortgage loans, our market includes borrowers who may be unable to obtain mortgage financing from conventional mortgage sources. Loans made to such non-conforming Alt-A borrowers generally entail a higher risk of delinquency and higher losses than loans made to borrowers who utilize conventional mortgage sources. Delinquency, foreclosures and losses generally increase during economic slowdowns or recessions. The actual risk of delinquencies, foreclosures and losses on loans made to non-conforming Alt-A borrowers could be higher under adverse economic conditions than those currently experienced in the mortgage lending industry in general. Further, any material decline in real estate values increases the loan-to-value ratios of loans previously made by us, thereby weakening collateral coverage and increasing the possibility of a loss in the event of a borrower default. Any sustained period of increased delinquencies, foreclosures or losses after the loans are sold could adversely affect the pricing of our future loan sales and our ability to sell or securitize our loans in the future. In the past, certain of these factors have caused revenues and net income of many participants in the mortgage industry, including us, to fluctuate from quarter to quarter.

  Our use of second mortgages exposes us to greater credit risks

     Our security interest in the property securing second mortgages is subordinated to the interest of the first mortgage holder and the second mortgages have a higher combined loan-to-value ratio than does the first mortgage. As of December 31, 2001, 1% of mortgage loans held by our long-term investment operations were second mortgages. If the value of the property is equal to or less than the amount needed to repay the borrower's obligation to the first mortgage holder upon foreclosure, our second mortgage loan will not be repaid.

  The geographic concentration of our mortgage loans increases our exposure to risks in those areas

     We do not set limitations on the percentage of our mortgage asset portfolio composed of properties located in any one area (whether by state, zip code or other geographic measure). Concentration in any one area increases our exposure to the economic and natural hazard risks associated with that area. For instance, certain parts of California have experienced an economic downturn in past years and California and Florida have suffered the effects of certain natural hazards. During 2001, mortgage loans secured by California and Florida properties accounted for approximately 56% and 10%, respectively, of mortgage loan acquisitions and originations. As of December 31, 2001, 63% and 5% of mortgage loans held by our long-term investment operations were secured by properties located in California and Florida, respectively.

REPRESENTATIONS AND WARRANTIES MADE BY US IN OUR LOAN SALES AND SECURITIZATIONS MAY SUBJECT US TO LIABILITY

     In connection with our securitizations, we transfer loans acquired or originated by us into a trust in exchange for cash and, in the case of a CMO, residual certificates issued by the trust. The trustee will have recourse to us with respect to the breach of the standard representations and warranties made by us at the time such loans are transferred. While we generally have recourse to our customers for any such breaches, there can be no assurance of our customers' abilities to honor their respective obligations. Also, we engage in bulk whole loan sales pursuant to agreements that generally provide for recourse by the purchaser against us in the event of a breach of one of our representations or warranties, any fraud or misrepresentation during the mortgage loan origination process, or upon early default on such mortgage loan. We generally limit the potential remedies of such purchasers to the potential remedies we receive from the people from whom we acquired or originated the mortgage loans. However, in some cases, the remedies available to a purchaser of mortgage loans from us may be broader than those available to us against the sellers of the loans and should a purchaser enforce its remedies against us, we may not always be able to enforce whatever remedies we have against our customers.

     In the ordinary course of our business, we are subject to claims made against us by borrowers and trustees in our securitizations arising from, among other things, losses that are claimed to have been incurred as a result of alleged breaches of fiduciary obligations, misrepresentations, errors and omissions of our employees, officers and agents (including our appraisers), incomplete documentation and our failure to comply with various laws and regulations applicable to our business. Any claims asserted against us may result in legal expenses or liabilities that could have a material adverse effect on our results of operations or financial condition.

WE FACE CONFLICTS OF INTERESTS BASED ON THE OWNERSHIP OF THE VOTING STOCK OF IMPAC FUNDING CORPORATION BY CERTAIN OFFICERS AND DIRECTORS OF IMPAC MORTGAGE HOLDINGS, INC.

     We are subject to conflicts of interest arising from our relationship with Impac Mortgage Holdings, Inc., our long-term investment operations, Impac Funding Corporation, our mortgage operations, and their officers and directors. Our long-term investment operations acquires non-confirming Alt-A mortgage loans from our mortgage operations. Impac Mortgage Holdings, Inc. owns all of the preferred stock, and 99% of the economic interest in, Impac Funding Corporation. Joseph R. Tomkinson, our Chairman and Chief Executive Officer, William S. Ashmore, our Chief Operating Officer, President and a director, and Richard J. Johnson, our Executive Vice President and Chief Financial Officer, are holders of all of the outstanding voting stock of, and 1% of the economic interest in, Impac Funding Corporation. They have the right to elect all directors of Impac Funding Corporation and the ability to control the outcome of all matters for which the consent of the holders of the common stock of Impac Funding Corporation is required. Messer's Tomkinson, Ashmore and Johnson are also the sole directors of Impac Funding Corporation. Decisions made by these officers at one company may be at conflict with and have an adverse affect on the operations of the other.

A SUBSTANTIAL INTERRUPTION IN OUR USE OF IDASL MAY ADVERSELY AFFECT OUR LEVEL OF MORTGAGE LOAN ACQUISITIONS AND ORIGINATIONS

     We utilize the Internet in our business principally for the implementation of our automated loan origination program, IDASL, which stands for Impac Direct Access System for Lending. IDASL is not a lead generator for mortgage brokers. IDASL allows our customers to pre-qualify borrowers for various loan programs based on criteria requested from the borrower and renders an automated underwriting decision by issuing an approval of the mortgage loan or a referral for further review or additional information. All of our correspondents submit loans through IDASL and all wholesale loans delivered by mortgage brokers are directly underwritten through IDASL. IDASL may be interrupted if the Internet experiences periods of poor performance, if our computer systems or the systems of our third-party service providers contain defects, or if customers are reluctant to use or have inadequate connectivity to the Internet. Increased government regulation of the Internet could also adversely affect our use of the Internet in unanticipated ways and discourage our customers from using our services. If our ability to use the Internet in providing our services is impaired, our ability to originate or acquire loans on an automated basis could be delayed or reduced. Any substantial delay and reduction in our mortgage loan acquisitions and originations will reduce our net earnings for the applicable period.

WE ARE SUBJECT TO RISKS OF OPERATIONAL FAILURE THAT ARE BEYOND OUR CONTROL

     Substantially all of our operations are located in Newport Beach, California. Our systems and operations are vulnerable to damage and interruption from fire, flood, telecommunications failure, break-ins, earthquake and similar events. Our operations may also be interrupted by power disruptions, including rolling black-outs implemented in California due to the state's continuing acute power shortage. We do not maintain alternative power sources. Furthermore, our security mechanisms may be inadequate to prevent security breaches to our computer systems, including from computer viruses, electronic break-ins and similar disruptions. Such security breaches or operational failures could expose us to liability, impair our operations, result in losses, and harm our reputation.

OUR RELIANCE ON THIRD-PARTY SOFTWARE FOR THE IMPLEMENTATION OF IDASL EXPOSES US TO RISKS

     We have a licensing agreement with a third-party vendor for the use of hardware and software for IDASL. All of our correspondents are submitting loans through IDASL and all of our wholesale loans delivered by mortgage brokers are directly underwritten through the use of IDASL. The termination or impairment of this license could result in delays and reductions in the acquisition and origination of mortgage loans until equivalent hardware and software could be licensed and integrated, if at all possible, which may harm our business. In addition, we would be harmed if the provider from whom we license software ceases to deliver and support reliable products, enhance their current products or respond to emerging industry standards. If the hardware or software provided by our vendor fails for any reason, and the back-up hardware and software is not implemented in a timely manner, it may also delay and reduce those mortgage loan acquisitions and originations done through IDASL. The third-party hardware and software also may not continue to be available to us on commercially reasonable terms or at all. Any substantial delay and reduction in our mortgage loan acquisitions and originations will reduce our net earnings for the applicable period.

COMPETITION FOR MORTGAGE LOANS IS INTENSE AND MAY ADVERSELY AFFECT OUR
OPERATIONS

     We compete in acquiring and originating non-conforming Alt-A mortgage loans and issuing mortgage-backed securities with:

     o   other mortgage conduit programs;

     o   investment banking firms;

     o   savings and loan associations;

     o   banks;

     o   thrift and loan associations;

     o   finance companies;

     o   mortgage bankers;

     o   insurance companies;

     o   other lenders; and

     o   other entities purchasing mortgage assets.

     Some of our competitors are larger and have greater resources than we do.

     Consolidation in the mortgage banking industry may adversely affect us by reducing the number of current customers of our mortgage operations and our potential customer base. As a result, we may have to purchase a larger percentage of mortgage loans from a smaller number of customers, which may reduce our profit margins, or increase the cost to acquire these types of loans.

WE ARE EXPOSED TO POTENTIAL CREDIT LOSSES IN PROVIDING WAREHOUSE FINANCING

     As a warehouse lender, we lend money to mortgage bankers on a secured basis and we are subject to the risks associated with lending to mortgage banks, including the risks of fraud, borrower default and bankruptcy, any of which could result in credit losses for us. Our claims as a secured lender in a bankruptcy proceeding may be subject to adjustment and delay.

WE MAY NOT PAY DIVIDENDS TO STOCKHOLDERS

     REIT provisions of the Internal Revenue Code generally require that we distribute to our stockholders at least 90% of all of our taxable income. These provisions restrict our ability to retain earnings and thereby renew capital for our business activities. We may decide at a future date to terminate our REIT status, which would cause us to be taxed at the corporate level, and cease paying regular dividends.

     In addition, for any year that we do not generate taxable income, we are not required to declare and pay dividends to maintain our REIT status. For instance, due to losses incurred in 2000, we did not declare any dividends from September 2000 until September 2001.

     To date, a portion of our taxable income and cash flow has been attributable to our receipt of dividend distributions from Impac Funding Corporation, our mortgage operations affiliate. Impac Funding Corporation is not a REIT and is not, therefore, subject to the above-described REIT distribution requirements. Because Impac Funding Corporation is seeking to retain earnings to fund the future growth of our mortgage operations business, its board may decide that Impac Funding Corporation should cease making dividend distributions in the future. This would materially reduce the amount of our taxable income and in turn, would reduce the amount we would be required to distribute as dividends.

IF WE FAIL TO MAINTAIN OUR REIT STATUS, WE MAY BE SUBJECT TO TAXATION AS A REGULAR CORPORATION

     We believe that we have operated and intend to continue to operate in a manner that enables us to meet the requirements for qualification as a REIT for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service that we qualify as a REIT.

     Moreover, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. Our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational and stockholder ownership requirements on a continuing basis.

     If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates. We also may be subject to the federal alternative minimum tax. Unless we are entitled to relief under specific statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for distribution to you would be reduced substantially for each of the years involved. Failure to qualify as a REIT could adversely affect the value of our common stock.

DELAYED MORTGAGE LOAN SALES OR SECURITIZATION CLOSINGS COULD HAVE A MATERIAL ADVERSE AFFECT ON OUR OPERATIONS

     A delay in closing a particular mortgage loan sale or securitization would increase our exposure to interest rate fluctuations by lengthening the period during which our variable rate borrowings under our warehouse facilities are outstanding. If we were unable to sell a sufficient number of mortgage loans at a premium during a particular reporting period, our revenues for that period would decline, which could have a material adverse affect on our operations.

OUR SHARE PRICES HAVE BEEN AND MAY CONTINUE TO BE VOLATILE

     Historically, the market price of our common stock has been volatile. During 2001, our common stock reached a high of $9.35 per share on December 24th and a low of $2.85 per share on January 2nd. The market price of our common stock is likely to continue to be highly volatile and could be significantly affected by factors including:

     o   the amount of dividends paid;

     o   availability of liquidity in the securitization market;

     o   loan sale pricing;

     o   calls by warehouse lenders or changes in warehouse lending rates;

     o   unanticipated fluctuations in our operating results;

     o   prepayments on mortgages;

     o   valuations of securitization related assets;

     o   cost of funds; and

     o   general market conditions.

     In addition, significant price and volume fluctuations in the stock market have particularly affected the market prices for the common stock of mortgage REIT companies such as ours. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock. If our results of operations fail to meet the expectations of securities analysts or investors in a future quarter, the market price of our common stock could also be materially adversely affected and we may experience difficulty in raising capital.

IF ACTUAL PREPAYMENTS OR DEFAULTS WITH RESPECT TO MORTGAGE LOANS SERVICED OCCURS MORE QUICKLY THAN ORIGINALLY ASSUMED, THE VALUE OF OUR MORTGAGE SERVICING RIGHTS WOULD BE SUBJECT TO DOWNWARD ADJUSTMENT

     When we purchase loans that include the associated servicing rights, the allocated cost of the servicing rights is reflected on our financial statements as mortgage servicing rights. To determine the fair value of these servicing rights, we use assumptions to estimate future net servicing income including projected discount rates, mortgage loan prepayments and credit losses. If actual prepayments or defaults with respect to loans serviced occur more quickly than we originally assumed, we would have to reduce the carrying value of our mortgage servicing rights. We do not know if our assumptions will prove correct.

OUR OPERATING RESULTS MAY BE ADVERSELY AFFECTED BY THE RESULTS OF OUR HEDGING ACTIVITIES

     To offset the risks associated with our mortgage operations, we enter into transactions designed to hedge our interest rate risks. To offset the risks associated with our long-term investment operations, we attempt to match the interest rate sensitivities of our adjustable rate mortgage assets held for investment with the associated financing liabilities. Our management determines the nature and quantity of the hedging transactions based on various factors, including market conditions and the expected volume of mortgage loan purchases. We do not limit management's use of certain instruments in such hedging transactions. While we believe that we properly hedge our interest rate risk, we may not, and in some cases will not, be permitted to use hedge accounting as established by FASB under the provisions of SFAS 133 to account for our hedging activities. The effect of our hedging strategy may result in some volatility in our quarterly earnings as interest rates go up or down. While we believe we properly hedge our interest rate risk, we cannot assure you that our hedging transactions will offset the risk of adverse changes in net interest margins.

A REDUCTION IN THE DEMAND FOR RESIDENTIAL MORTGAGE LOANS AND OUR NON-CONFORMING ALT-A LOAN PRODUCTS MAY ADVERSELY AFFECT OUR OPERATIONS

     The availability of sufficient mortgage loans meeting our criteria is dependent in part upon the size and level of activity in the residential real estate lending market and, in particular, the demand for non-conforming Alt-A mortgage loans, which is affected by:

     o   interest rates;

     o   national economic conditions;

     o   residential property values; and

     o   regulatory and tax developments.

     If our mortgage loan purchases decrease, we will have:

     o   decreased economies of scale;

     o   higher origination costs per loan;

     o   reduced fee income;

     o   smaller gains on the sale of non-conforming mortgage loans; and

     o an insufficient volume of loans to generate securitizations which thereby causes us to accumulate loans over a longer period.

OUR DELINQUENCY RATIOS AND OUR PERFORMANCE MAY BE ADVERSELY AFFECTED BY THE PERFORMANCE OF PARTIES WHO SUB-SERVICE OUR LOANS

     We contract with third-party sub-servicers for the sub-servicing of all the loans in which we retain servicing rights, including those in our securitizations. Our operations are subject to risks associated with inadequate or untimely servicing. Poor performance by a sub-servicer may result in greater than expected delinquencies and losses on our loans. A substantial increase in our delinquency or foreclosure rate could adversely affect our ability to access the capital and secondary markets for our financing needs. Also, with respect to loans subject to a securitization, greater delinquencies would adversely impact the value of any interest-only, principal-only and subordinated securities we hold in connection with that securitization.

     In a securitization, relevant agreements permit us to be terminated as servicer or master servicer under specific conditions described in these agreements, such as the failure of a sub-servicer to perform certain functions within specific time periods. If, as a result of a sub-servicer's failure to perform adequately, we were terminated as servicer of a securitization, the value of any servicing rights held by us would be adversely affected.

POTENTIAL CHARACTERIZATION OF DISTRIBUTIONS OR GAIN ON SALE AS UNRELATED BUSINESS TAXABLE INCOME TO TAX-EXEMPT INVESTORS

     If (1) all or a portion of our assets are subject to the rules relating to taxable mortgage pools, (2) we are a "pension-held REIT," (3) a tax-exempt stockholder has incurred debt to purchase or hold our common stock, or (4) the residual REMIC interests we buy generate "excess inclusion income," then a portion of the distributions to and, in the case of a stockholder described in
(3), gains realized on the sale of common stock by such tax-exempt stockholder may be subject to Federal income tax as unrelated business taxable income under the Internal Revenue Code.

CLASSIFICATION AS A TAXABLE MORTGAGE POOL COULD SUBJECT US TO INCREASED TAXATION

     If we have borrowings with two or more maturities and, (1) those borrowings are secured by mortgage loans or mortgage-backed securities and, (2) the payments made on the borrowings are related to the payments received on the underlying assets, then the borrowings and the pool of mortgage loans or mortgage backed securities to which such borrowings relate may be classified as a taxable mortgage pool under the Internal Revenue Code. If any part of our company were to be treated as a taxable mortgage pool, then our REIT status would not be impaired, but a portion of the taxable income we recognize may, under regulations to be issued by the Treasury Department, be characterized as "excess inclusion" income and allocated among our stockholders to the extent of and generally in proportion to the distributions we make to each stockholder. Any excess inclusion income would:

     o   not be allowed to be offset by a stockholder's net operating losses;

     o be subject to a tax as unrelated business income if a stockholder were a tax-exempt stockholder;

     o be subject to the application of federal income tax withholding at the maximum rate (without reduction for any otherwise applicable income tax treaty) with respect to amounts allocable to foreign stockholders; and

     o be taxable (at the highest corporate tax rate) to us, rather than to our stockholders, to the extent the excess inclusion income relates to stock held by disqualified organizations (generally, tax-exempt companies not subject to tax on unrelated business income, including governmental organizations).

     Based on advice of our tax counsel, we take the position that our existing financing arrangements do not create a taxable mortgage pool.

OUR OPERATIONS MAY BE ADVERSELY AFFECTED IF WE ARE SUBJECT TO THE INVESTMENT COMPANY ACT

     We intend to conduct our business at all times so as not to become regulated as an investment company under the Investment Company Act. The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.

     In order to qualify for this exemption we must maintain at least 55% of our assets directly in mortgage loans, qualifying pass-through certificates and certain other qualifying interests in real estate. Our ownership of certain mortgage assets may be limited by the provisions of the Investment Company Act. If the Securities and Exchange Commission adopts a contrary interpretation with respect to these securities or otherwise believes we do not satisfy the above exception, we could be required to restructure our activities or sell certain of our assets. To insure that we continue to qualify for the exemption we may be required at times to adopt less efficient methods of financing certain of our mortgage assets and we may be precluded from acquiring certain types of higher-yielding mortgage assets. The net effect of these factors will be to lower at times our net interest income. If we fail to qualify for exemption from registration as an investment company, our ability to use leverage would be substantially reduced, and we would not be able to conduct our business as described. Our business will be materially and adversely affected if we fail to qualify for this exemption.

IF WE CONDUCT FUTURE OFFERINGS THE MARKET PRICE OF OUR SECURITIES MAY BE ADVERSELY AFFECTED

     We may elect to increase our capital resources by making additional private or public offerings of securities in the future. We do not know:

     o   the actual or perceived effect of these offerings;

     o   the timing of these offerings;

     o the dilution of the book value or earnings per share of our securities then outstanding; and

     o   the effect on the market price of our securities then outstanding.

SALES OF ADDITIONAL COMMON STOCK MAY ADVERSELY AFFECT ITS MARKET PRICE

     The sale or the proposed sale of substantial amounts of our common stock in the public market could materially adversely affect the market price of our common stock or other outstanding securities.

     Based on a Schedule 13G filed with the SEC, as of February 15, 2002, HBK Master Fund L.P. beneficially owned 3,843,888 shares of our common stock, all of which are registered with the SEC for sale to the public pursuant to an effective registration statement. The sale of a large amount of shares by HBK Master Fund L.P., or the perception that such sales may occur, could adversely affect the market price for our common stock or other outstanding securities.

WE ARE A DEFENDANT IN PURPORTED CLASS ACTIONS AND MAY NOT PREVAIL IN THESE
MATTERS

     We are a defendant in seven purported class actions pending in six different state courts; two cases in the United States District Court for the Western District of Tennessee and one in the United States District Court for the Northern District of Illinois. All, except for the Illinois matter, allege generally that the loan originator improperly charged fees in violation of various state lending or consumer protection laws in connection with mortgage loans that we acquired. The Illinois matter alleges that we charged fees for services that constitute the unauthorized practice of law and that were not proper charges. Although the suits are not identical, they generally seek unspecified compensatory damages, punitive damages, pre- and post-judgment interest, costs and expenses and rescission of the loans, as well as a return of any improperly collected fees. These actions are in the early stages of litigation and, accordingly, it is difficult to predict the outcome of these matters. We believe we have meritorious defenses to the actions and intend to defend against them vigorously; however, an adverse judgment in any of these matters could have a material adverse effect on us.

WE MAY BE SUBJECT TO POSSIBLE ADVERSE CONSEQUENCES AS A RESULT OF LIMITS ON OWNERSHIP OF OUR SHARES

     Our charter limits ownership of our capital stock by any single stockholder to 9.5% of our outstanding shares unless waived by the board of directors. Our board of directors may increase the 9.5% ownership limit. In addition, to the extent consistent with the REIT provisions of the Internal Revenue Code, our board of directors may, pursuant to our articles of incorporation, waive the 9.5% ownership limit for a stockholder or purchaser of our stock. In order to waive the 9.5% ownership limit our board of directors must require the stockholder requesting the waiver to provide certain representations to the Company to ensure compliance with the REIT provisions of the Internal Revenue Code. Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. This could happen if a share transaction results in fewer than 100 persons owning all of our shares or in five or fewer persons, applying certain broad attribution rules of the Internal Revenue Code, owning more than 50% (by value) of our shares. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, we:

     o   will consider the transfer to be null and void;

     o   will not reflect the transaction on our books;

     o   may institute legal action to enjoin the transaction;

     o will not pay dividends or other distributions with respect to those shares;

     o   will not recognize any voting rights for those shares;

     o   may redeem the shares; and

     o will consider the shares held in trust for the benefit of a charitable beneficiary as designated by us.

     The trustee shall sell the shares held in trust and the owner of the excess shares will be entitled to the lesser of:

         (a)   the price paid by the owner;

         (b) if the owner did not purchase for the excess shares, the closing price for the shares on the national securities exchange on which the company is listed; or

         (c)   the price received by the trustee from the sale of the shares.

LIMITATIONS ON ACQUISITION AND CHANGE IN CONTROL OWNERSHIP LIMIT

     The 9.5% ownership limit discussed above may have the effect of precluding acquisition of control of our company by a third party without consent of our board of directors.

                                 USE OF PROCEEDS

     Unless otherwise specified in a prospectus supplement, we intend to use the proceeds of any securities sold for general corporate purposes.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
    RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table displays our ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends (1):

                                                                                         FOR THE YEAR ENDED DECEMBER 31,
                                                                                  -----------------------------------------
                                                                                  2001     2000      1999    1998      1997
                                                                                  ----     ----      ----    ----      ----
Ratio of earnings to fixed charges .............................................  1.29x    -- (2)    1.25x   -- (3)    -- (4)
                                                                                  ====     ===       ====   ====       ===

Ratio of earnings to combined fixed charges and preferred stock dividends ......  1.28x    -- (2)    1.20x   -- (3)    -- (4)
                                                                                  ====     ===       ====   ====       ===

--------

(1) Earnings used in computing the ratio of earnings to fixed charges consist of net earnings before income taxes plus fixed charges. Fixed charges include interest expense on debt and the portion of rental expense deemed to represent the interest factor.

(2) Earnings were insufficient to cover fixed charges. The amount of the coverage deficiency for the year ended December 31, 2000 was $54.2 million, which represented the Company's net loss. The net loss included non-cash accounting charges of $68.9 million.

(3) Earnings were insufficient to cover fixed charges. The amount of the coverage deficiency for the year ended December 31, 1998 was $5.9 million, which represented the Company's net loss. There were no preferred stock dividends due or paid during the year ended December 31, 1998.

(4) Earnings were insufficient to cover fixed charges. The amount of the coverage deficiency for the year ended December 31, 1997 was $16.0 million, which represented the Company's net loss. The net loss included a non-recurring, non-cash accounting charge of $44.4 million.

     There were no preferred stock dividends due or paid during the year ended December 31, 1997.

                            DESCRIPTION OF SECURITIES

     This prospectus contains a summary of the common stock, preferred stock, debt securities and warrants to purchase our common stock or preferred stock. These summaries are not meant to be complete description of each security and is subject and qualified by reference to Maryland law and our charter and bylaws, copies of which are on file with the Securities and Exchange Commission, and are incorporated by reference herein. However, this prospectus and the accompanying prospectus supplement contain the material terms and conditions for each security.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Our authorized stock consists of 50,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. Our stockholder meetings are held annually. Pursuant to our charter, we reserve the right to amend any provision of our charter upon the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter.

COMMON STOCK

     Each share of our common stock is entitled to participate equally in dividends when authorized by our board of directors and in the distribution of our assets upon liquidation. Each share of common stock is entitled to one vote, subject to the provisions of our charter regarding restrictions on transfer of stock, and will be fully paid and nonassessable upon issuance. Shares of common stock have no preference, conversion, exchange, redemption, appraisal, preemptive or cumulative voting rights. Our authorized stock may be increased and altered from time to time in the manner prescribed by Maryland law upon the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter. Our charter authorizes our board of directors to reclassify any unissued shares of common stock in one or more classes or series of stock.

TRANSFER AGENT AND REGISTRAR

     Our transfer agent and registrar is American Stock Transfer and Trust Company, New York, New York.

PREFERRED STOCK

     Our charter authorizes our board of directors to issue shares of preferred stock and to classify or reclassify any unissued shares of preferred stock into one or more classes or series of stock. The preferred stock may be issued from time to time with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption as shall be determined by the board of directors for each class or series of stock subject to the provisions of our charter regarding restrictions on transfer of stock. Preferred stock is available for possible future financings or acquisitions and for general corporate purposes without further stockholder authorization, unless such authorization is required by applicable law or the rules of the principal national securities exchange on which such stock is listed or admitted to trading.

     A prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering. They will include:

     o   the title and stated value of the preferred stock;

     o the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

     o the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

     o whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

     o   the provisions for a sinking fund, if any, for the preferred stock;

     o   any voting rights of the preferred stock;

     o   the provisions for redemption, if applicable, of the preferred stock;

     o   any listing of the preferred stock on any securities exchange;

     o the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price or the manner of calculating the conversion price and conversion period;

     o if appropriate, a discussion of Federal income tax consequences applicable to the preferred stock;

     o any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to assist us in qualifying as a REIT;

     o all series of preferred stock will rank on a parity with each other unless otherwise specified in the charter and will rank senior to common stock with respect payment of dividends and distribution of assets upon liquidation; and

     o any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

     The terms, if any, on which the preferred stock may be convertible into or exchangeable for our common stock will be stated in the preferred stock prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of our common stock to be received by the holders of preferred stock would be subject to adjustment.

DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of preferred stock or common stock. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent specified in the agreement and us. The warrant agent will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

     The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

     o   the title of the warrants;

     o   the aggregate number of the warrants;

     o   the price or prices at which the warrants will be issued;

     o the currencies in which the price or prices of the warrants may be payable;

     o the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;

     o if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

     o the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

     o the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

     o the minimum or maximum amount of the warrants that may be exercised at any one time;

     o   information with respect to book-entry procedures, if any;

     o   if appropriate, a discussion of Federal income tax consequences; and

     o any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

REPURCHASE OF SHARES AND RESTRICTIONS ON TRANSFER

     Pursuant to our charter, if certain proposed transfers of common stock or other events occur that result in a person owning shares in excess of our ownership limits, then that number of shares of stock actually or constructively owned by that person in violation of the ownership limits will be automatically transferred to a trustee of a trust for the exclusive benefit of one or more charitable beneficiaries. The intended transferee will not acquire any rights in the shares. Shares held by the trustee will constitute issued and outstanding shares of stock. The trustee will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trustee will be paid to the trustee upon demand and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividends or distributions paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, effective as of the date that such shares have been transferred to the trustee, the trustee will have the authority (at the trustee's sole discretion) (1) to rescind as void any vote cast by an intended transferee prior to our discovery that such shares have been transferred to the trustee and (2) to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary.

     Within 20 days of receiving notice from us that shares of stock have been transferred to the trust, the trustee will sell the shares held in the trust to a person designated by the trustee whose ownership of the shares will not violate the ownership restrictions set forth in our charter. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee and to the charitable beneficiary as follows: the intended transferee will receive the lesser of:

     o the price paid by the intended transferee for the shares or, if the intended did not give value for the shares in connection with the event causing the shares to be held in the trust, the market price of the shares on the day of the event causing the shares to be held in the trust; and

     o the price per share received by the trustee from the sale or other disposition of the shares held in the trust.

     Any net sales proceeds in excess of the amount payable to the intended transferee will be immediately paid to the charitable beneficiary.

     In addition, shares of stock held in trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

     o the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift); and

     o   the market price on the date we, or our designee, accept such offer.

     We will have the right to accept such offer until the trustee has sold the shares held in the trust. If the shares are sold to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee.

     Market price is defined in our charter as the closing price for shares on a particular date. The closing price on any date shall mean the last sale price for such shares, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, for such shares, in either case as reported on the American Stock Exchange or the principal national securities exchange on which shares are listed or admitted to trading.

     All certificates representing shares of common stock bear a legend referring to the restrictions described above.

     Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code) of all classes or series of our stock, within 30 days after the end of each taxable year, is required to give us written notice stating:

     o   the name and address of such owner;

     o the number of shares of each class and series of our stock beneficially owned; and

     o   a description of the manner in which the shares are held.

     Each owner shall provide us any additional information that we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limit.

MARYLAND BUSINESS COMBINATION ACT

     The Maryland General Corporation Law establishes special requirements for "business combinations" between a Maryland corporation and "interested stockholders" unless exemptions are applicable. An interested stockholder is any person who beneficially owns 10% or more of the voting power of our then-outstanding voting stock. Among other things, the law prohibits for a period of five years a merger and other similar transactions between our company and an interested stockholder unless the board of directors approved the transaction prior to the party becoming an interested stockholder. The five-year period runs from the most recent date on which the interested stockholder became an interested stockholder. The law also requires a supermajority stockholder vote for such transactions after the end of the five-year period. This means that the transaction must be approved by at least:

     o 80% of the votes entitled to be cast by holders of outstanding voting shares, and

     o two-thirds of the votes entitled to be cast by holders of outstanding voting shares other than voting shares held by the interested stockholder or an affiliate of the interested stockholder with whom the business combination is to be effected.

     The business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

MARYLAND CONTROL SHARE ACQUISITION ACT

     Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of the other stockholders. Two-thirds of the shares eligible to vote must vote in favor of granting the "control shares" voting rights. "Control shares" are shares of stock that, taken together with all other shares of stock the acquirer previously acquired, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

     o   one-tenth or more but less than one-third of all voting power;

     o   one-third or more but less than a majority of all voting power; or

     o   a majority or more of all voting power.

     Control shares do not include shares of stock the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     If a person who has made (or proposes to make) a control share acquisition satisfies certain conditions (including agreeing to pay expenses), he may compel our board of directors to call a special meeting of stockholders to consider the voting rights of the shares. If such a person makes no request for a meeting, we have the option to present the question at any stockholders' meeting.

     If voting rights are not approved at a meeting of stockholders then, subject to certain conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. We will determine the fair value of the shares, without regard to voting rights, as of the date of either:

     o   the last control share acquisition; or

     o the meeting where stockholders considered and did not approve voting rights of the control shares.

     If voting rights for control shares are approved at a stockholders' meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may obtain rights as objecting stockholders and, thereunder, exercise appraisal rights. This means that you would be able to force us to redeem your stock for fair value. Under Maryland law, the fair value may not be less than the highest price per share paid in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of dissenters' rights would not apply in the context of a control share acquisition. The control share acquisition statute would not apply to shares acquired in a merger, consolidation or share exchange if we were a party to the transaction. The control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

STOCKHOLDER RIGHTS PLAN

     Our board of directors has adopted a stockholder rights plan. Under the rights plan, one right has been issued and is attached to each outstanding share of common stock. Except as set forth below, each right, when it becomes exercisable, entitles the registered holder to purchase from us one one-hundredth of a share of our Series A preferred stock, $0.01 par value per share, at a price of $30.00 per one one-hundredth of a Series A preferred share, subject to adjustment. The rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part and is also available upon request to us. You should read the rights agreement carefully to fully understand the terms of the stockholder rights plan.

     Initially, the rights will be attached to all certificates representing common stock then outstanding, and no separate right certificates will be distributed. The rights will become exercisable and separate from the common stock upon the earliest to occur of:

     o 10 days after a person has acquired beneficial ownership of 10% or more of our outstanding common stock (unless the offer to acquire the shares is approved by a majority of the board of directors who are not affiliates of the acquiring person); or

     o 10 business days (or such later date as our board may determine) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer for 10% or more of our outstanding common stock.

     Until the distribution of certificates representing the rights, the rights will be transferred solely with the common stock. From and after the distribution of certificates representing the rights, the shares of common stock issued after this distribution will not be issued with rights. Separate right certificates alone will evidence the rights.

     The rights expire on October 19, 2008, unless earlier redeemed by us as described below.

     If any person acquires 10% or more of our outstanding common stock in a transaction that has not been approved by a majority of our independent and disinterested board of directors, each holder of a right, other than that person and other related parties, whose rights will automatically become null and void, will be entitled to receive upon exercise of the right the number of shares of common stock, or, in certain circumstances, other securities of Impac Mortgage Holdings, Inc. having a market value (immediately before the triggering event) equal to two times the exercise price of the right.

     If at any time after a person acquires 10% or more of our outstanding common stock, (i) Impac Mortgage Holdings, Inc. is acquired in a merger or other business combination transaction in which the holders of all of the outstanding common shares immediately before the consummation of the transaction are not the holders of all of the surviving corporation's voting power, or (ii) more than 50% of our assets or earning power are sold or transferred, in either case with or to a person who acquires 10% or more of our outstanding common stock, or, if in such transaction all holders of common stock are not treated alike, then each holder of a right (except rights which previously have been voided as described above) shall have the right to receive, upon exercise, common shares of the acquiring company having a value equal to two times the exercise price of the right.

     The purchase price payable, and the number of Series A preferred shares, shares of common stock or other securities issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Series A preferred shares, (ii) upon the grant to holders of the Series A preferred shares of certain rights or warrants to subscribe for or purchase Series A preferred shares at a price (or conversion price as the case may be), less than the then current market price of the Series A preferred shares or
(iii) upon the distribution to holders of the Series A preferred shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding rights and the number of one one-hundredth of a Series A preferred share issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, before the date on which a person acquires 10% or more of our outstanding common stock.

     Series A preferred shares purchasable upon exercise of the rights will not be redeemable. Each Series A preferred share will be entitled to 100 votes on all matters submitted to a vote of the Company's stockholders. Each Series A preferred share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but, if greater, will be entitled to an aggregate dividend per share of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Series A preferred shares will be entitled to a minimum preferential liquidation payment of $100 per share, plus accrued and unpaid dividends; thereafter, and after the holders of the common stock receive a liquidation payment of $1.00 per share (as adjusted), the holders of the Series A preferred shares and the holders of the common stock will share the remaining assets in the ratio of 100 to 1 (as adjusted) for each Series A preferred share and share of common stock so held, respectively. Finally, in the event of any merger, consolidation or other transaction in which common stock is exchanged, each Series A preferred share will be entitled to receive 100 times the amount received per share of common stock. The rights are protected by customary antidilution provisions. In the event that the amount of accrued and unpaid dividends on the Series A preferred shares is equivalent to six full quarterly dividends or more (whether or not consecutive), the holders of the Series A preferred shares shall have the right, voting as a class, to elect two directors until all cumulative dividends on the Series A preferred shares have been paid through the last quarterly dividend payment date or until non-cumulative dividends have been paid regularly for at least one year.

     With certain exceptions, no adjustment to the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional Series A preferred shares will be issued (other than fractions which are one one-hundredth or integral multiples of one one-hundredth of a Series A preferred share, which may, at our election, be evidenced by depository receipts). Cash will be issued in lieu of fractional shares.

     At any time before the earlier to occur of (i) a person acquiring 10% or more of our outstanding common stock, or (ii) the expiration of the rights, we may redeem all but not less than all of the rights at a price of $.0001 per right.

     All of the provisions of the rights agreement may be amended by our board of directors prior to the date the rights become exercisable. After the rights become exercisable, the provisions of the rights agreement may be amended by the board in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of rights, or, subject to certain limitations, to shorten or lengthen any time period under the rights agreement.

     The rights have anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire our company without the approval of our board. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire our company, even if the acquisition may be in the interest of our stockholders. Because our board can redeem the rights or approve a permitted offer, the rights will not interfere with a merger or other business combination approved by our board of directors.

                         DESCRIPTION OF DEBT SECURITIES

     The following description contains general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may not apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. For more information please refer to the senior indenture among a trustee to be selected and us, relating to the issuance of the senior notes, and the subordinated indenture among a trustee to be selected and us, relating to issuance of the subordinated notes. These documents are filed as exhibits to the registration statement, which includes this prospectus.

     As used in this prospectus, the term indentures refers to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. As used in this section, the term trustee refers to either the senior trustee or the subordinated trustee, as applicable.

     The following are summaries of material provisions of the senior indenture and the subordinated indenture. They do not restate the indentures in their entirety. We urge you to read the indentures applicable to a particular series of debt securities because they, and not this description, define your rights as the holders of the debt securities. Except as otherwise indicated, the terms of the senior indenture and the subordinated indenture are identical.

GENERAL

     Each prospectus supplement will describe the following terms relating to a series of notes:

     o   the title;

     o   any limit on the amount that may be issued;

     o whether or not such series of notes will be issued in global form, the terms and who the depository will be;

     o   the maturity date(s);

     o the annual interest rate(s) (which may be fixed or variable) or the method for determining the rate(s) and the date(s) interest will begin to accrue, the date(s) interest will be payable and the regular record dates for interest payment dates or the method for determining such date(s);

     o   the place(s) where payments shall be payable;

     o our right, if any, to defer payment of interest and the maximum length of any such deferral period;

     o the date, if any, after which, and the price(s) at which, such series of notes may, pursuant to any optional redemption provisions, be redeemed at our option, and other related terms and provisions;

     o the date(s), if any, on which, and the price(s) at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder's option to purchase, such series of notes and other related terms and provisions;

     o the denominations in which such series of notes will be issued, if in other than denominations of $1,000 and any integral multiple thereof;

     o   any mandatory or optional sinking fund or similar provisions;

     o the currency or currency units of payment of the principal of, premium, if any, and interest on the notes;

     o any index used to determine the amount of payments of the principal of, premium, if any, and interest on the notes and the manner in which such amounts shall be determined;

     o   the terms pursuant to which such notes are subject to defeasance;

     o the terms and conditions, if any, pursuant to which such notes are secured; and

     o any other terms (which terms shall not be inconsistent with the Indenture).

     The notes may be issued as original issue discount securities. An original issue discount security is a note, including any zero-coupon note, which:

     o is issued at a price lower than the amount payable upon its stated maturity; and

     o provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity, shall become due and payable.

     United States federal income tax consequences applicable to notes sold at an original issue discount will be described in the applicable prospectus supplement. In addition, United States federal income tax or other consequences applicable to any notes that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

     Under the indentures, we will have the ability, in addition to the ability to issue notes with terms different from those of notes previously issued, without the consent of the holders, to reopen a previous issue of a series of notes and issue additional notes of that series, unless the reopening was restricted when the series was created, in an aggregate principal amount determined by us.

CONVERSION OR EXCHANGE RIGHTS

     The terms, if any, on which a series of notes may be convertible into or exchangeable for our common stock will be described in the prospectus supplement relating to that series of notes. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of our common stock to be received by the holders of the series of notes would be subject to adjustment.

CONSOLIDATION, MERGER OR SALE

     The indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

EVENTS OF DEFAULT UNDER THE INDENTURE

     The following are events of default under the indentures with respect to any series of notes issued:

     o failure to pay interest when due and such failure continues for 30 days and the time for payment has not been extended or deferred;

     o   failure to pay the principal (or premium, if any) when due;

     o failure to observe or perform any other covenant contained in the notes or the indentures (other than a covenant specifically relating to another series of notes), and such failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of that series; and

     o certain events of bankruptcy, insolvency or reorganization of Impac Mortgage Holdings, Inc.

     If an event of default with respect to notes of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice in writing to us (and to the trustee if notice is given by such holders), may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

     The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to such series and its consequences, except defaults or events of default regarding:

     o   payment of principal, premium, if any, or interest; or

     o certain covenants containing limitations on our ability to pay dividends and make payments on debt securities in certain circumstances.

     Any such waiver shall cure such default or event of default.

     Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of that series, provided that:

     o   it is not in conflict with any law or the applicable indenture;

     o the trustee may take any other action deemed proper by it which is not inconsistent with such direction; and

     o subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

     A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

     o the holder has given written notice to the trustee of a continuing event of default with respect to that series;

     o the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute such proceedings as trustee; and

     o the trustee does not institute such proceeding, and does not receive from the holders of a majority in the aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after such notice, request and offer.

     These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

     We will periodically file statements with the trustee regarding our compliance with certain of the covenants in the indentures.

MODIFICATION OF INDENTURE; WAIVER

     Impac Mortgage Holdings, Inc. and the trustee may change an indenture without the consent of any holders with respect to certain matters, including:

     o   to fix any ambiguity, defect or inconsistency in such indenture; and

     o to change anything that does not materially adversely affect the interests of any holder of notes of any series.

     In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we can make the following changes only with the consent of each holder of any outstanding notes affected:

     o   extend the fixed maturity of such series of notes;

     o   change any of our obligations to pay additional amounts;

     o reduce the principal amount, reduce the rate of or extend the time of payment of interest, or any premium payable upon the redemption of any such notes;

     o reduce the percentage of notes, the holders of which are required to consent to any amendment;

     o reduce the amount of principal of an original issue discount security or any other note payable upon acceleration of the maturity thereof;

     o   impair the right to enforce any payment on or with respect to any note;

     o adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, such note, if applicable;

     o in the case of the subordinated indenture, modify the subordination provisions in a manner adverse to the holders of the subordinated notes;

     o if the notes are secured, change the terms and conditions pursuant to which the notes are secured in a manner adverse to the holders of the secured notes;

     o reduce the percentage in principal amount of outstanding notes of any series, the consent by the holders of such notes is required for modification or amendment of the applicable indenture or for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults;

     o reduce the requirements contained in the applicable indenture for quorum or voting;

     o change any of our obligations to maintain an office or agency in the places and for the purposes required by the indentures; or

     o   modify any of the above provisions.

FORM, EXCHANGE, AND TRANSFER

     The notes of each series will be issuable only in fully registered form without coupons and, unless otherwise specified in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures will provide that notes of a series may be issuable in temporary or permanent global form and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to such series.

     At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, notes of any series will be exchangeable for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

     Subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, notes may be presented for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed, duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for such purpose. Unless otherwise provided in the notes to be transferred or exchanged, we will not require a service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. The security registrar and any transfer agent initially designated by us for any notes will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

     If the notes of any series are to be redeemed, we will not be required to:

     o issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such notes that may be selected for redemption and ending at the close of business on the day of such mailing; or

     o register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any such notes being redeemed in part.

INFORMATION CONCERNING THE TRUSTEE

     The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only such duties as are specifically described in the indentures and, upon an event of default under an indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any notes on any interest payment date will be made to the person in whose name such notes or one or more predecessor securities are registered at the close of business on the regular record date for such interest.

     Principal of and any premium and interest on the notes of a particular series will be payable at the office of the paying agents designated by us, except that unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise indicated in such prospectus supplement, the corporate trust office of the trustee will be required to have an office in New York and will be designated as our sole paying agent for payments with respect to notes of each series. Any other paying agents initially designated by us for the notes of a particular series will be named in the applicable prospectus supplement. We will be required to maintain a paying agent in each place of payment for the notes of a particular series.

     All moneys paid by us to a paying agent or the trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to us, and the holder of the security may then look only to us for payment.

GOVERNING LAW

     The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York except to the extent that the Trust Indenture Act shall be applicable.

SUBORDINATION OF SUBORDINATED NOTES

     The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue, nor does it limit us from issuing any other secured or unsecured debt.

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                        FEDERAL INCOME TAX CONSIDERATIONS

     Based on various factual representations made by us regarding our operations, in the opinion of McKee Nelson LLP, our tax counsel, commencing with our taxable year ended December 31, 1995, we have been and will continue to be organized in conformity with the requirements for qualification as a REIT under the Code, and our method of operating has enabled us, and our proposed method of operating in the future will enable us, to meet the requirements for qualification and taxation as a REIT. Our qualification as a REIT depends upon our ability to meet the various requirements imposed under the Code through our actual operations. McKee Nelson LLP will not review our operations, and no assurance can be given that our actual operations will meet the requirements imposed under the Code. The opinion of McKee Nelson LLP is not binding on the IRS or any court. The opinion of McKee Nelson LLP is based upon existing law, Treasury regulations, currently published administrative positions of the IRS, and judicial decisions, all of which are subject to change either prospectively or retroactively.

     The provisions of the Code pertaining to REITs are highly technical and complex. Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its stockholders. If we fail to qualify during any taxable year as a REIT, unless certain relief provisions are available, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, which could have a material adverse effect upon our stockholders.

     The following discussion summarizes the material United States federal income tax consequences that relate to our qualification and taxation as a REIT and that flow from an investment in our stock. No assurance can be given that the conclusions set out below, if challenged by the IRS, would be sustained by a court. This discussion deals only with stock that is held as a capital asset, which generally means property that is held for investment. In addition, except to the extent discussed below, this summary does not address tax consequences applicable to you if you are subject to special tax rules. For instance, the discussion does not address tax consequences applicable to the following categories of stockholders:

     o   dealers or traders in securities;

     o   financial institutions;

     o   insurance companies;

     o stockholders that hold our stock as a hedge, part of a straddle, transaction or other arrangement involving more than one position; or

     o   stockholders whose functional currency is not the United States dollar.

     The discussion set out below is intended only as a summary of the material United States federal income tax consequences of our treatment as a REIT and of an investment in our stock. Taxpayers and preparers of tax returns (including returns filed by any partnership or other arrangement) should be aware that under Treasury regulations a provider of advice on specific issues of law is not considered an income tax return preparer unless the advice is (i) given with respect to events that have occurred at the time the advice is rendered and is not given with respect to the consequences of contemplated actions, and (ii) is directly relevant to the determination of an entry on a tax return. Accordingly, we are not income tax return preparers and we urge you to consult your own tax advisors regarding the tax consequences of an investment in our stock, including the application to your particular situation of the tax matters discussed below, as well as the application of state, local or foreign tax laws. The statements of United States tax law set out below are based on the laws in force and their interpretation as of the date of this prospectus, and are subject to changes occurring after that date.

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REIT QUALIFICATION REQUIREMENT

The following is a brief summary of the material technical requirements imposed by the Code that we must satisfy on an ongoing basis to qualify, and remain qualified, as a REIT.

  Stock Ownership Requirements

     We must meet the following stock ownership requirements:

               (1) our capital stock must be transferable;

               (2) our capital stock must be held by at least 100 persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a taxable year of less than 12 months); and

               (3) no more than 50% of the value of our capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year. In applying this test, the Code treats some entities as individuals. Tax-exempt entities, other than private foundations and certain unemployment compensation trusts, are generally not treated as individuals for these purposes.

     The requirements of items (2) and (3) above did not apply to the first taxable year for which we made an election to be taxed as a REIT. However, these stock ownership requirements must be satisfied in each subsequent taxable year. Our charter imposes restrictions on the transfer of our shares to help us meet the stock ownership requirements. In addition, Treasury regulations require us to demand from the record holders of designated percentages of our capital stock, annual written statements disclosing actual and constructive ownership of our stock. The same regulations require us to maintain permanent records showing the information we have received regarding actual and constructive stock ownership and a list of those persons failing or refusing to comply with our demand.

  Asset Requirements

     We generally must meet the following asset requirements at the close of each quarter of each taxable year:

         (a) at least 75% of the value of our total assets must be "qualified REIT real estate assets" (described below), government securities, cash and cash items;

         (b) no more than 25% of the value of our total assets may be securities other than securities in the 75% asset class (for example, government securities and certain mortgage-backed securities);

         (c) no more than 20% of the value of our total assets may be securities of one or more Taxable REIT subsidiaries (described below); and

         (d) except for securities in the 75% asset class, securities in a Taxable REIT subsidiary or "qualified REIT subsidiary," and certain partnership interests and debt obligations

               (1) no more than 5% of the value of our total assets may be securities of any one issuer,

               (2) we may not hold securities that possess more than 10% of the total voting power of the outstanding securities of any one issuer; and

               (3) we may not hold securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer.

     "Qualified REIT real estate assets" means assets of the type described in section 856(c)(5)(B) of the Code, and generally include (among other assets) interests in mortgages on real property and certain mortgage-backed securities, and shares in other REITs.

     A "Taxable REIT subsidiary" is a corporation that may earn income that would not be qualifying income if earned directly by the REIT. A REIT may hold up to 100% of the stock in a Taxable REIT subsidiary. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a Taxable REIT subsidiary by jointly filing a Form 8875 with the IRS. A Taxable REIT subsidiary will pay tax at the corporate rates on any income it earns. Moreover, the Code contains rules to ensure contractual arrangements between a Taxable REIT subsidiary and the parent REIT are at arm's length. We have, together with IFC, filed an election to have IFC treated as our Taxable REIT subsidiary as of January 1, 2001.

     If we fail to meet any of the asset tests as of the close of a calendar quarter due to the acquisition of securities or other assets, the Code allows us a 30-day period following the close of the calendar quarter to come into compliance with the asset tests. If we do cure a failure within the 30-day period, we will be treated as having satisfied the asset tests at the close of the calendar quarter.

  Gross Income Requirements

     We generally must meet the following gross income requirements for each taxable year:

         (a) at least 75% of our gross income must be derived from the real estate sources specified in section 856(c)(3) of the Code, including interest income on obligations secured by mortgages on real property or on interests in real property and gain from the disposition of qualified REIT real estate assets, and "qualified temporary investment income" (generally, income we earn from investing new capital, provided we received or accrued that income within one year of acquiring such new capital); and

         (b) at least 95% of our gross income for each taxable year must be derived from sources of income specified in section 856(c)(2) of the Code, which includes the types of gross income described in (a) above, as well as dividends, interest, and gains from the sale of stock or other financial instruments (including interest rate swap and cap agreements, options, futures contracts, forward rate agreements or similar financial instruments entered into to reduce interest rate risk with respect to debt incurred or to be incurred to acquire or carry qualified REIT real estate assets) not held for sale in the ordinary course of business.

  Distribution Requirements

     We generally must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income (computed without regard to the dividends paid deduction and net capital gains) and (b) 90% of the net income (after tax, if any) from foreclosure property, minus (2) the sum of certain items of non-cash income. In addition, if we were to recognize "Built in Gain" (as defined below) on disposition of any assets acquired from a C corporation in a transaction in which Built in Gain was not recognized (for instance, assets acquired in a statutory merger), we would be required to distribute at least 90% of the Built in Gain recognized net of the tax we would pay on such gain. "Built in Gain" is the excess of (a) the fair market value of an asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition). We do not hold any assets having Built in Gain.

     We are not required to distribute our net capital gains. Rather than distribute them, we may elect to retain and pay the federal income tax on them, in which case our stockholders will (1) include their proportionate share of the undistributed net capital gains in income, (2) receive a credit for their share of the federal income tax we pay and (3) increase the bases in their stock by the difference between their share of the capital gain and their share of the credit.

     Unlike a REIT, a Taxable REIT subsidiary is not subject to a dividend distribution requirement. Our Taxable REIT subsidiary, IFC, is seeking to retain earnings to fund the future growth of our mortgage operations business. We may decide, therefore, that IFC should cease making dividend distributions in the future. This would, as a result, materially reduce the amount of our taxable income and this, in turn, would reduce the amount we would be required to distribute as dividends.

FAILURE TO QUALIFY

     If we fail to qualify as a REIT in any taxable year and the relief provisions provided in the Code do not apply, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income in that taxable year and all subsequent taxable years at the regular corporate income tax rates. We will not be allowed to deduct distributions to stockholders in these years, nor will the Code require us to make distributions. Further, unless entitled to the relief provisions of the Code, we also will be barred from re-electing REIT status for the four taxable years following the year in which we fail to qualify. We intend to monitor on an ongoing basis our compliance with the REIT requirements described above. To maintain our REIT status, we will be required to limit the types of assets that we might otherwise acquire, or hold some assets at times when we might otherwise have determined that the sale or other disposition of these assets would have been more prudent.

TAXATION AS A REIT

     In any year in which we qualify as a REIT, we generally will not be subject to federal income tax on that portion of our REIT taxable income or capital gain that we distribute to our stockholders. We will, however, be subject to federal income tax at regular corporate income tax rates on any undistributed taxable income or capital gain.

     Notwithstanding our qualification as a REIT, we may also be subject to tax in the following other circumstances:

     o If we fail to satisfy either the 75% or the 95% gross income test, but nonetheless maintain our qualification as a REIT because we meet other requirements, we generally will be subject to a 100% tax on the greater of the amount by which we fail either the 75% or the 95% gross income test multiplied by a fraction intended to reflect our profitability.

     o We will be subject to a tax of 100% on net income derived from any prohibited transaction which is, in general, a sale or other disposition of property held primarily for sale to customers in the ordinary course of business.

     o If we have (1) net income from the sale or other disposition of foreclosure property that is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying income from foreclosure property, it will be subject to federal income tax at the highest corporate income tax rate.

     o   If we fail to distribute during each calendar year at least the sum of
         (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any amount of undistributed ordinary income and capital gain net income from preceding taxable years, we will be subject to a 4% federal excise tax on the excess of the required distribution over the amounts actually distributed during the taxable year.

     o If we acquire a Built in Gain asset from a C corporation in a transaction in which the basis of the asset is determined by reference to the basis of the asset in the hands of the C corporation and we recognize Built in Gain upon a disposition of such asset occurring within 10 years of its acquisition, then we will be subject to federal tax to the extent of any such Built in Gain at the highest corporate income tax rate.

     o We may also be subject to the corporate alternative minimum tax, as well as other taxes in situations not presently contemplated.

TAXATION OF U.S. STOCKHOLDERS

     For purposes of this discussion, a "U.S. Stockholder" is a stockholder who is a "U.S. Person." A U.S. Person is a person who is:

     o   a citizen or resident of the United States;

     o a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

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

     o an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source; or

     o a trust, if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 26, 1996, was treated as a domestic trust prior to such date, and has made an election to continue to be treated as a U.S. person.

     Unless you are a tax-exempt entity, distributions that we make to a U.S. Stockholder, including constructive distributions, generally will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits as determined for federal income tax purposes. If the amount we distribute to you exceeds your allocable share of current and accumulated earnings and profits, the excess will be treated as a return of capital to the extent of your adjusted basis in your stock, which will reduce your basis in your stock but will not be subject to tax. To the extent the amount we distribute to you exceeds both your allocable share of current and accumulated earnings and profits and your adjusted basis, this excess amount will be treated as a gain from the sale or exchange of a capital asset. Distributions to our corporate stockholders, whether characterized as ordinary income or as capital gain, are not eligible for the corporate dividends received deduction.

     Distributions that we designate as capital gain dividends generally will be taxable in your hands as long-term capital gains, to the extent such distributions do not exceed our actual net capital gain for the taxable year. In the event that we realize a loss for the taxable year, you will not be permitted to deduct any share of that loss. Further, if we, or a portion of our assets, were to be treated as a taxable mortgage pool, any excess inclusion income that is allocated to you could not be offset by any losses or other deductions you may have. Future Treasury regulations may require you to take into account, for purposes of computing your individual alternative minimum tax liability, some of our tax preference items.

     Dividends that we declare during the last quarter of a calendar year and actually pay to you during January of the following taxable year, generally are treated as if we had paid, and you had received them on December 31 of the calendar year and not on the date actually paid. In addition, we may elect to treat other dividends distributed after the close of the taxable year as having been paid during the taxable year, so long as they meet the requirements described in the Code, but you will be treated as having received these dividends in the taxable year in which the distribution is actually made.

     If you sell or otherwise dispose of our stock, you will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized and your adjusted basis in our stock, which gain or loss will be long-term if the stock is held for more than one year. Any loss recognized on the sale or exchange of stock held for six months or less generally will be treated as a long-term capital loss to the extent of (1) any long-term capital gain dividends you receive with respect to our stock and (2) your proportionate share of any long-term capital gains that we retain (see the discussion under the caption "Distribution Requirements").

     If we fail to qualify as a REIT in any year, distributions we make to you will be taxable in the same manner discussed above, except that:

     o we will not be allowed to designate any distributions as capital gain dividends;

     o distributions (to the extent they are made out of our current and accumulated earnings and profits) will be eligible for the corporate dividends received deduction;

     o   the excess inclusion income rules will not apply to the stockholders;
         and

     o   you will not receive any share of our tax preference items; and

     o dividends that we declare in the last quarter of the calendar year but pay to you in January would not be treated as though we had paid them to you on the immediately preceding December 31.

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

     In this event, however, we could be subject to substantial federal income tax liability as a C corporation, and the amount of earnings and cash available for distribution to you and other stockholders could be significantly reduced or eliminated.

INFORMATION REPORTING AND BACKUP WITHHOLDING--U.S. STOCKHOLDERS

     For each calendar year, we will report to our U.S. stockholders and to the IRS the amount of distributions that we pay, and the amount of tax (if any) that we withhold on these distributions. Under the backup withholding rules, you may be subject to backup withholding tax with respect to distributions paid unless you:

     o are a corporation or come within another exempt category and demonstrate this fact when required; or

     o provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules.

     A U.S. stockholder may satisfy this requirement by providing us an appropriately prepared Form W-9. If you do not provide us with your correct taxpayer identification number, then you may also be subject to penalties imposed by the IRS.

     Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules will be refunded or credited against your United States federal income tax liability, provided you furnish the required information to the IRS.

TAXATION OF TAX-EXEMPT ENTITIES

     The discussion under this heading only applies to you if you are a tax-exempt entity. Subject to the discussion below regarding a pension-held REIT, distributions received from us or gain realized on the sale of our stock will not be taxable as unrelated business taxable income (UBTI), provided that:

     o   you have not incurred indebtedness to purchase or hold our stock;

     o you do not otherwise use our stock in a trade or business unrelated to your exempt purpose; and

     o we, consistent with our present intent, do not hold a residual interest in a REMIC that gives rise to excess inclusion income as defined under section 860E of the Code.

     If all or a portion of our assets were to be treated as a taxable mortgage pool, however, a substantial portion of the dividends you receive may be subject to tax as UBTI.

     In addition, a substantial portion of the dividends you receive may constitute UBTI if we are treated as a "pension-held REIT" and you are a "qualified pension trust" that holds more than 10% by value of our stock at any time during a taxable year. For these purposes, a "qualified pension trust" is any pension or other retirement trust that satisfies the requirements imposed under section 401(a) of the Code. We will be treated as a "pension-held REIT" if
(1) we would not be a REIT if we had to treat stock held in a qualified pension trust as owned by the trust (instead of as owned by the trust's multiple beneficiaries) and (2) (a) at least one qualified pension trust holds more than 25% of our stock by value, or (b) one or more qualified pension trusts (each owning more than 10% of our stock by value) hold in the aggregate more than 50% of our stock by value. Assuming compliance with the ownership limit provisions set forth in our articles of incorporation, it is unlikely that pension plans will accumulate sufficient stock to cause us to be treated as a pension-held REIT.

     If you qualify for exemption under sections 501(c)(7), (c)(9), (c)(17), and
(c)(20) of the Code, then distributions received by you may also constitute UBTI. We urge you to consult your tax advisors concerning the applicable set aside and reserve requirements.

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

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO FOREIGN
STOCKHOLDERS

     The discussion under this heading only applies to you if you are not a U.S. person (hereinafter, a "foreign stockholder").

     This discussion is only a brief summary of the United States federal tax consequences that apply to you, which are highly complex, and does not consider any specific facts or circumstances that may apply to you and your particular situation. We urge you to consult your tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of our stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

DISTRIBUTIONS

     Except for distributions attributable to gain from the disposition of real property interests or distributions designated as capital gains dividends, distributions you receive from us generally will be subject to federal withholding tax at the rate of 30%, to the extent of our earnings and profits, unless reduced or eliminated by an applicable tax treaty or unless the distributions are treated as effectively connected with your United States trade or business. If you wish to claim the benefits of an applicable tax treaty, you may need to satisfy certification and other requirements, such as providing Form W-8BEN. If you wish to claim distributions are effectively connected with your United States trade or business, you may need to satisfy certification and other requirements such as providing Form W-8ECI. A distribution to a foreign partnership is treated, with some exceptions, as a distribution directly to the partners so that the partners are required to provide the required certifications.

     Distributions you receive that are in excess of our earnings and profits will be treated as a tax-free return of capital to the extent of your adjusted basis in your stock. If the amount of the distribution also exceeds your adjusted basis, this excess amount will be treated as gain from the sale or exchange of your stock as described below. If we cannot determine at the time we make a distribution whether the distribution will exceed our earnings and profits, the distribution will be subject to withholding at the same rate as dividends. These withheld amounts, however, will be refundable or creditable against your United States federal tax liability if it is subsequently determined that the distribution was, in fact, in excess of our earnings and profits. If you receive a dividend that is treated as being effectively connected with your conduct of a trade or business within the United States, the dividend will be subject to the United States federal income tax on net income that applies to United States persons generally, and may be subject to the branch profits tax if you are a corporation.

     Distributions that we make to you and designate as capital gains dividends, other than those attributable to the disposition of a United States real property interest, generally will not be subject to United States federal income taxation, unless:

     o your investment in our stock is effectively connected with your conduct of a trade or business within the United States; or

     o you are a nonresident alien individual who is present in the United States for 183 days or more in the taxable year, and other requirements are met.

     Distributions that are attributable to a disposition of United States real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Act of 1980 (FIRPTA), and may also be subject to branch profits tax if you are a corporation that is not entitled to treaty relief or exemption. However, because we do not expect to recognize gain attributable to the disposition of United States real property interests as defined by FIRPTA, the FIRPTA provisions should not apply to distributions we make with respect to our stock.

GAIN ON DISPOSITION

     You generally will not be subject to United States federal income tax on gain recognized on a sale or other disposition of our stock unless:

     o the gain is effectively connected with your conduct of a trade or business within the United States;

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

     o you are a nonresident alien individual who holds our stock as a capital asset and are present in the United States for 183 or more days in the taxable year and other requirements are met; or

     o   you are subject to tax under the FIRPTA rules discussed below.

     Gain that is effectively connected with your conduct of a trade or business within the United States will be subject to the United States federal tax on net income that applies to United States persons generally and may be subject to the branch profits tax if you are a corporation. However, these effectively connected gains will generally not be subject to withholding. We urge you to consult applicable treaties, which may provide for different rules.

     Under FIRPTA, you may be subject to tax on gain recognized from a sale or other disposition of your stock if we were to both (1) hold United States real property interests and (2) fail to qualify as a domestically controlled REIT. A REIT qualifies as a domestically-controlled REIT as long as less than 50% in value of its shares of beneficial interest are held by foreign persons at all times during the shorter of (1) the previous five years and (2) the period in which the REIT is in existence. As mentioned above, we do not expect to hold any United States real property interests. Furthermore, we will likely qualify as a domestically controlled REIT, although no assurances can be provided because our shares are publicly traded.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     The information reporting and backup withholding tax requirements (discussed above) will generally not apply to foreign holders in the case of distributions treated as (1) dividends subject to the 30% (or lower treaty rate) withholding tax (discussed above), or (2) capital gain dividends. Also, as a general matter, backup withholding and information reporting will not apply to the payment of proceeds from shares sold by or through a foreign office of a foreign broker. However, in some cases (for example, a sale of shares through the foreign office of a U.S. broker), information reporting is required unless the foreign holder certifies under penalty of perjury that it is a foreign holder, or otherwise establishes an exemption. A foreign stockholder may satisfy this requirement by using an appropriately prepared Form W-8BEN.

FEDERAL ESTATE TAXES

     In general, if an individual who is not a citizen or resident (as defined in the Code) of the United States owns (or is treated as owning) our stock at the date of death, such stock will be included in the individual's estate for federal estate tax purposes, unless an applicable treaty provides otherwise.

STATE AND LOCAL TAXES

     We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment that applies to us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, we urge you to consult your own tax advisors regarding the effect of state and local tax laws.

                              PLAN OF DISTRIBUTION

     We may sell the securities offered pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters or dealers, or to investors directly or through agents. Each prospectus supplement will describe the terms of the securities to which such prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we will receive from such sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. Underwriters and agents in any distribution contemplated hereby may from time to time include UBS Warburg LLC. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

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     Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

     Shares may also be sold in one or more of the following transactions:

         (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

         (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

         (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable American Stock Exchange or other stock exchange rules;

         (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

         (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and

         (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

     Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

     Any underwriting compensation paid by us to underwriters or agents in connection with the offering of these securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Any underwriter, dealer or agent participating in the distribution of the securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold and any discounts or commissions received by them, and any profit realized by them on the same or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

     Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Unless otherwise set forth in the accompanying prospectus supplement, the obligations of any underwriters to purchase any of these securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the series of securities, if any are purchased. Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

     In connection with the offering of the securities hereby, certain underwriters, and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

     The underwriters in an offering of securities may also create a "short position" for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the

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underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose "penalty bids" under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

     Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the American Stock Exchange. Any common stock sold pursuant to a prospectus supplement will be listed on the American Stock Exchange, subject to official notice of issuance. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

     Underwriters have from time to time in the past provided, and may from time to time in the future provide, investment banking and general financing services to us for which they have in the past received, and may in the future receive, customary fees. We have a secured repurchase facility with UBS Warburg LLC that we use in our warehouse lending operations.

                                  LEGAL MATTERS

     The legality of the securities will be passed upon for us by Kirkpatrick & Lockhart LLP, Los Angeles, California. All matters of Maryland law will be passed upon for us by McKee Nelson LLP, Washington, D.C. In addition, McKee Nelson LLP, Washington, D.C., is providing the legal opinions referred to under "Federal Income Tax Considerations" in this prospectus.

                                     EXPERTS

     The consolidated financial statements of Impac Mortgage Holdings, Inc. and of Impac Funding Corporation as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The reports refer to a change in the method of accounting for derivative instruments activities in 2001.

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